UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Crawford & Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROPOSAL 1 -- ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION TABLE
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
STOCK OWNERSHIP INFORMATION
INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS
EQUITY COMPENSATION PLANS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PROPOSAL 2 -- ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION
PROPOSAL 3 -- ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE
PROPOSAL 4 -- RATIFICATION OF INDEPENDENT AUDITOR
AUDIT COMMITTEE REPORT
SHAREHOLDER PROPOSALS
OTHER MATTERS

March 25, 2011
Dear Shareholder:

You are cordially invited to attend the Company’s 2011 Annual Meeting of Shareholders, which will be held on Thursday, May 5, 2011, beginning at 2:00 p.m. Eastern Time at the Company’s headquarters, 1001 Summit Boulevard, N.E., Atlanta, Georgia 30319.

The official Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy are included with this letter and contain information about the annual meeting and the various matters on which you are being asked to vote.

As is our custom, a brief report will be made immediately after the annual meeting on the Company’s 2010 activities and the outlook for 2011. We hope you will be able to attend the annual meeting. Whether or not you plan to attend, it is important that you sign and return your Proxy, or vote electronically by telephone or through the Internet, promptly, as your vote is important to the Company.

On behalf of our Board of Directors, officers, and employees, we wish to thank you for your continued interest in and support of Crawford & Company.

Sincerely,

Jeffrey T. Bowman
President and Chief Executive Officer

CRAWFORD & COMPANY
P.O. Box 5047
Atlanta, Georgia 30302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 5, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Crawford & Company (the “Company”) will be held at the Company’s headquarters, 1001 Summit Boulevard, N.E., Atlanta, Georgia, 30319, on Thursday, May 5, 2011, at 2:00 p.m. Eastern Time, for the following purposes:

1. To elect nine (9) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2. To approve, on an advisory basis, the compensation of certain of the Company’s executive officers;

3. To vote, on an advisory basis, on the frequency of the advisory vote on executive compensation;

4. To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the 2011 fiscal year; and

5. To transact any and all other such business as may properly come before the meeting or any adjournment or postponement thereof.

Information relating to the above matters is set forth in the accompanying Proxy Statement dated March 25, 2011. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 7, 2011 are entitled to vote at the annual meeting or any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to be voted at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2011:

The proxy statement and 2010 annual report are available at https://materials.proxyvote.com/224633. If you need directions to the annual meeting, please call (404) 300-1000.

By Order of The Board of Directors,

Allen W. Nelson,
Secretary

Atlanta, Georgia
March 25, 2011

It is important that your shares of Class B Common Stock be represented at the annual meeting whether or not you are able to attend. Accordingly, please complete and sign the enclosed Proxy and return it in the accompanying postage-paid envelope, or vote your Proxy electronically by telephone or through the Internet. Signing and returning the Proxy, or submitting it electronically, will not affect your right to attend and vote in person at the annual meeting.

This Proxy is being solicited with respect to shares of Class B Common Stock of the Company by the Board of Directors of the Company. Proxies are not being solicited with respect to shares of Class A Common Stock of the Company.

CRAWFORD & COMPANY
P.O. Box 5047
Atlanta, Georgia 30302

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 5, 2011

The Annual Meeting of Shareholders, and any adjournment or postponement thereof (the “Annual Meeting”), will be held at the headquarters of the Company, located at 1001 Summit Boulevard, N.E., Atlanta, Georgia 30319 on Thursday, May 5, 2011 at 2:00 p.m., Eastern Time. This Proxy Statement and the form of Proxy are first being mailed or delivered electronically to shareholders and made available on the Internet at https://materials.proxyvote.com/224633, on or about March 25, 2011. Our Annual Report to Shareholders for the fiscal year ended December 31, 2010 is also being delivered with the Proxy Statement.

Why am I being furnished this Proxy Statement and Proxy?

You are being furnished this Proxy Statement and the accompanying Proxy Card, or “Proxy,” because you own shares of the Company’s Class B Common Stock. A Proxy is a legal designation of another person to vote the stock that you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy, a proxy card or a form of proxy.

All of the Company’s shareholders on the Record Date, described below, are being furnished a copy of the Notice of Annual Meeting. However, only holders of the Company’s Class B Common Stock are entitled to vote on the matters subject to a vote at the Annual Meeting. The Proxy Statement describes the matters which will be voted on at the Annual Meeting. It also gives you information so that you can make an informed voting decision.

If you sign and return the Proxy, you are appointing J.T. Bowman, W.B. Swain and A.W. Nelson as your representatives at the Annual Meeting. Messrs. Bowman, Swain and Nelson will vote your shares of Class B Common Stock at the Annual Meeting as you instruct them on the Proxy. This way, your shares will be voted at your direction whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is a good idea to complete, sign and return your Proxy, vote by telephone or vote over the Internet in advance of the Annual Meeting just in case your plans change.

Who is furnishing the Proxy Statement and Proxy?

The Board of Directors of the Company is furnishing this Proxy Statement and Proxy to solicit proxies on its behalf to vote at the Annual Meeting.

How do I know if I am entitled to vote? What is a record date?

Only shareholders of record of our Class B Common Stock as of the close of business on March 7, 2011, which we refer to as the “Record Date,” are entitled to notice of, and to vote at the Annual Meeting.

How many shares of Class B Common Stock are outstanding? How many votes is each share of Class B Common Stock entitled to at the Annual Meeting?

As of the Record Date, we had outstanding 24,697,172 shares of Class B Common Stock and each share is entitled to one vote for each of the director nominees and one vote on each other matter acted upon at the Annual Meeting.

I own shares of Class A Common Stock. Why did I receive this Proxy Statement?

This Proxy Statement is being mailed to shareholders of our Class A Common Stock as of the Record Date for information only. Shares of Class A Common Stock are not entitled to vote at the Annual Meeting. Accordingly, no Proxy is being requested and no Proxy should be returned with respect to such shares.

Other than with respect to voting rights, what are the differences between Class A Common Stock and Class B Common Stock?

Other than with respect to voting rights, the Company’s two classes of stock have essentially identical rights, except that, under the Company’s Articles of Incorporation, the Board of Directors may pay greater or equal (but not lesser) cash dividends on the Class A Common Stock than on the Class B Common Stock. In addition, generally with respect to mergers or similar transactions in which shares of the Company’s common stock are proposed to be exchanged, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless approved by the holders of 75% of the Class A Common Stock, voting as a class.

How many votes do you need to hold the Annual Meeting?

In order for us to conduct business at the Annual Meeting, we must have a quorum at the Annual Meeting, which means that a majority of the issued and outstanding shares of Class B Common Stock as of the Record Date must be present. Your vote will be counted as present for purposes of determining the presence of a quorum if you:

•	vote over the Internet or by telephone,

•	properly submit a Proxy (even if you do not provide voting instructions), or

•	attend the Annual Meeting and vote in person.

Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a broker or bank) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder does not have discretionary voting power with respect to that particular proposal and has not received voting instructions from the beneficial owner. Please note that banks and brokers which have not received voting instructions from their clients may not vote their clients’ shares on the election of directors, the advisory vote on compensation of certain of our executive officers or the advisory vote on the frequency of the advisory vote on executive compensation, but may, although they are not required to, vote such shares with respect to the ratification of the appointment of independent auditor.

On what items am I being asked to vote?

You are being asked to vote on four items:

•	the election of nine (9) directors;

•	an advisory vote on the compensation of certain of our executive officers;

•	an advisory vote on the frequency of the advisory vote on executive compensation; and

•	the ratification of Ernst & Young LLP as our independent auditor for the Company’s 2011 fiscal year.

How may I vote on all of the matters to be considered at the Annual Meeting?

With respect to the election of directors, you may:

•	vote FOR all nominees;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all nine (9) nominees.

Each share of Class B Common Stock is entitled to cast an affirmative vote for up to nine (9) director nominees. Cumulative voting is not permitted. The nine nominees for director who receive the highest number of votes cast, in person or by Proxy, at the Annual Meeting will be elected as directors. Votes withheld, abstentions and broker non-votes, will have no effect on the outcome of the election of directors.

With respect to the advisory vote on the compensation of certain executive officers and the ratification of our independent auditor, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The vote required to approve these proposals is a majority of the shares of Class B Common Stock present in person or represented by Proxy. For these purposes, abstentions and broker non-votes, as applicable, are neither counted as votes cast for or against a proposal and therefore have no effect on the outcome of the vote.

With respect to the advisory vote on the frequency of the advisory vote on executive compensation, you may:

•	vote ONE YEAR;

•	vote TWO YEARS;

•	vote THREE YEARS; or

•	ABSTAIN from voting on the proposal.

The advisory vote on the frequency of the advisory vote on executive compensation that receives a plurality (that is, the largest number) of votes cast will be the preference selected by shareholders. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of this advisory vote.

How do I vote?

You may attend the Annual Meeting and vote your shares in person, or you may choose to submit your Proxy by any of the following methods:

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed Proxy, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your Proxy unless it is properly revoked by you.

•	Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on the Proxy. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Proxy. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your Proxy.

•	Voting by Internet. You also may vote your shares through the Internet by signing on to the website identified on the Proxy and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Proxy. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your Proxy.

What if I return my Proxy but do not provide voting instructions?

If you properly execute and return your Proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the Annual Meeting, your shares will be voted in accordance with the recommendation of the Board of Directors as to all such matters.

If you sign your Proxy and return it without marking any voting instructions, your shares will be voted FOR the election of all director nominees, FOR the advisory vote on the compensation of certain of our executive officers, for TWO YEARS on the frequency of the advisory vote on executive compensation and FOR the ratification of the appointment of Ernst & Young LLP as independent auditor of the Company for the 2011 fiscal year, as well as in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If you are a shareholder whose shares are held in “street name,” (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a Proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

We encourage shareholders who hold shares in street name to provide instructions to that record holder on how to vote your shares. Providing voting instructions ensures that your shares will be voted at the Annual Meeting. If shares are held through a brokerage account, the brokerage firm, under certain circumstances, may vote the shares without instructions. On certain “routine” matters, such as the ratification of the appointment of auditors, brokerage firms have authority under New York Stock Exchange, or NYSE, rules to vote their customers’ shares if the customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. The proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for the year 2011 is considered a routine matter.

On “non-routine” matters, if the brokerage firm has not received voting instructions from the shareholder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting, but not for determining the number of shares voted for or against the non-routine matter. The proposals relating to the election of directors, the advisory vote on the compensation of certain executive officers and the advisory vote on the frequency of the advisory vote on executive compensation are each considered non-routine matters.

What if I change my mind after I return my Proxy?

Any shareholder giving a Proxy has the power to revoke it at any time before it is voted by the execution of another Proxy bearing a later date or by written notification to the Secretary of the Company. Shareholders who are present at the Annual Meeting will have the opportunity to revoke their Proxy and vote in person if they so desire.

How can I obtain a copy of the 2010 Annual Report on Form 10-K and the 2010 Annual Report to Shareholders?

Our Annual Report on Form 10-K (“Annual Report”) for the fiscal year ended December 31, 2010 is enclosed herewith. Our Annual Report, filed with the Securities and Exchange Commission, or “SEC,” and our Annual Report to Shareholders, are available free of charge upon written request to the Secretary, Crawford & Company, P. O. Box 5047, Atlanta, Georgia 30302 and on the Company’s web site www.crawfordandcompany.com.

Who is paying for the expenses of this solicitation?

The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail or by mail by one or more of our employees. We will also reimburse brokers, banks, nominees or other fiduciaries for the reasonable clerical expenses of forwarding the proxy material to their principals, the beneficial owners of the Company’s Class A or Class B Common Stock.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees and Voting

Currently, the Board of Directors is fixed at ten members. From and after the Annual Meeting, the Board of Directors will be fixed at nine members and, in accordance therewith, the Board has nominated the nine persons listed below as directors, to hold office until the next annual meeting and until their successors are elected and qualified. Each nominee, except Harsha V. Agadi and Joia M. Johnson, was elected by the shareholders at the Company’s previous annual meeting on May 4, 2010. Mr. Agadi is a member of the present Board of Directors and was appointed as a member of the Board on August 3, 2010. Ms. Johnson is a member of the present Board of Directors and was appointed as a member of the Board on February 1, 2011. Mr. Agadi was recommended to the Nominating and Corporate Governance Committee by Mr. Ogburn and Ms. Johnson was recommended to the Nominating and Corporate Governance Committee by Dr. Benson. If, at the time of the Annual Meeting, any of the nominees should be unable to serve, the persons named in the Proxy will vote for substitute nominees selected by the Board of Directors or, as an alternative, the Board of Directors could reduce the size of the Board and/or the number of directors to be elected at the Annual Meeting. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director for his or her full term until the next annual meeting and until his or her successor is elected and qualified.

Nominee Information

The following gives certain information as to each person nominated by our Board of Directors for election as a director:

Harsha V. Agadi, age 48, is the Chairman and Chief Executive Officer of Friendly’s Ice Cream Corp., a family friendly restaurant which provides signature sandwiches and ice cream desserts. Mr. Agadi joined Friendly’s Ice Cream Corp. on August 16, 2010. From December 26, 2004 until December 2, 2009, Mr. Agadi was Chairman and Chief Executive Officer of Church’s Chicken, a franchised quick service chicken restaurant. In addition, from 2000 until the present Mr. Agadi was Chairman and Chief Executive Officer of GHS Holdings, LLC, an investing and restaurant consulting business. He serves on the boards of Bijoux Terner and Sbarro’s Pizza as well as the Fuqua School of Business and the SKSVMA College of Engineering. Mr. Agadi was appointed as a member of the Board on August 3, 2010. The Board believes Mr. Agadi’s experience in establishing global brands and improving the operations of companies he has led qualifies him to serve as a director of the Company.

P. George Benson, age 64, is the President of the College of Charleston, a position he has held since February 2007. From June 1998 until January 2007, he was Dean of the Terry College of Business at the University of Georgia. Dr. Benson has served as a member of the Board of Directors since 2005. Dr. Benson also serves as a member of the boards of directors of Primerica, Inc. and AGCO, Inc. Dr. Benson’s distinguished professional background in academics and leadership positions at the College of Charleston and University of Georgia, together with the experience he brings to the Board as a director of the Company for more than five years, led to the Board’s decision to nominate Dr. Benson for reelection to our Board.

Jeffrey T. Bowman, age 57, is the President and Chief Executive Officer of the Company. Mr. Bowman was appointed President and Chief Executive Officer of the Company effective January 1, 2008. Prior to that, from January 1, 2006 he was Chief Operating Officer — Global Property & Casualty of the Company in charge of the U.S. Property & Casualty and International Operations segments. From April 1, 2001 to December 31, 2005, he was President of Crawford & Company International, Inc. managing the Company’s international operations. Mr. Bowman has served as a member of the Board of Directors since 2008. The Board believes Mr. Bowman’s executive leadership, and the extensive industry expertise he has developed working in senior management, uniquely qualify Mr. Bowman to continue to serve as a director of the Company.

Jesse C. Crawford, age 62, is the President and Chief Executive Officer of Crawford Media Services, Inc., an Atlanta, Georgia based provider of electronic media services for television, film and archival clients, and was appointed to this position on January 15, 2010. Prior to that and since September, 1984, he was President and Chief Executive Officer of Crawford Communications, Inc., a full-service provider of teleproduction services including audio/video production and post production, multimedia title design, satellite services, animation, and special effects. Mr. Crawford has served as a member of the Board of Directors since 1986. Mr. Crawford’s significant experience in senior management of a services company with both international and disaster recovery components, as well as the significant knowledge base acquired by having served as a director of the Company for more than 20 years qualify him to continue to serve on the Board.

James D. Edwards, age 67, is a retired partner of Arthur Andersen LLP. Mr. Edwards has served as a member of the Board of Directors since 2005. Mr. Edwards also serves as a member of the boards of directors of Cousins Properties, Inc., Transcend Services, Inc. and Huron Consulting Group, Inc. Mr. Edwards’ significant financial expertise developed through 30 years’ experience in public accounting, as well as his public company board experience in varied industries, were important considerations in the Board’s belief that Mr. Edwards is highly qualified to serve on our Board.

Russel L. Honoré, age 63, Lieutenant General (U.S. Army, Ret.), has served as a member of the Board of Directors since 2009. From 2004 through 2008, Gen. Honoré served as a lieutenant general in the U.S. Army, holding the post of Commanding General, First U.S. Army. Since his retirement in February 2008, Gen. Honoré has been self employed as a public speaker. Gen. Honoré has significant experience relating to disaster preparedness, particularly including his role as commander of the joint task force responsible for coordinating military relief efforts after Hurricane Katrina. The Board believes Gen. Honoré is highly qualified to serve as a director as a result of his significant public service background and his high level management insight and experience related to catastrophes and similar large-scale operations.

Joia M. Johnson, age 51, is the Chief Legal Officer, General Counsel and Corporate Secretary for Hanesbrands Inc., marketer of innerwear, outerwear and hosiery apparel based in Winston-Salem, North Carolina. Ms. Johnson joined Hanesbrands Inc. in January 2007. From January 2001 until January 2007 she was Executive Vice President, General Counsel and Secretary for RARE Hospitality International, Inc., a publicly traded restaurant franchise owner and operator based in Atlanta, Georgia. Ms. Johnson serves on the H. J. Russell & Company board and on several professional and civic boards. Ms. Johnson was appointed as a member of the Board on February 1, 2011. Her experience in managing operations and in establishing and leading corporate legal functions, and particularly her leadership in the area of corporate social responsibility, qualify her to serve as a director of the Company.

Charles H. Ogburn, age 55, served as an Executive Director of Arcapita Inc., an international private equity firm, from March 2001 until his retirement on July 31, 2010. Mr. Ogburn has served as a member of the Board of Directors since February 2009. Mr. Ogburn also serves as a member of the board of directors of Caribou Coffee Company and as a trustee of The Cook & Bynum Fund, a mutual fund. Mr. Ogburn has extensive experience in international business matters as well as financial counseling to public and private companies in various life-cycle stages, which experience the Board considered in determining that it believes Mr. Ogburn remains qualified to serve on the Board.

E. Jenner Wood, III, age 59, is the Chairman of the Board, President and Chief Executive Officer of SunTrust Bank Atlanta/Georgia Division, a position he has held since April 2010. From June 2002 until April 2010, he was Chairman of the Board, President and Chief Executive Officer of SunTrust Bank, Central Group. Mr. Wood has served as a member of the Board of Directors since 1997. Mr. Wood also serves as a member of the boards of directors of Oxford Industries, Inc. and Georgia Power Company. Mr. Wood’s experience in financing matters for companies in various industries and of various sizes, as well as his experience gained from sitting as a member of the board of other publicly-traded companies and the depth of his experiences with Crawford, led to the Board’s decision that Mr. Wood is highly qualified to serve on our Board.

Shareholder Vote

Each share of Class B Common Stock may:

•	vote FOR the election of the nine (9) nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all nine (9) nominees.

Election of directors is determined by a plurality of votes. The nine nominees receiving the highest number of affirmative votes will be elected as directors. Cumulative voting is not permitted. Votes withheld, or abstentions, and broker non-votes, will have no effect on the outcome of the election of directors.

The Board of Directors unanimously recommends a vote FOR each of its nominees for director.

EXECUTIVE OFFICERS

The following are the names, positions held, and ages of each of the executive officers of the Company:

Name	Office	Age

J. T. Bowman	President and Chief Executive Officer	57
W. B. Swain	Executive Vice President, Chief Financial Officer	47
A. W. Nelson	Executive Vice President, General Counsel, Corporate Secretary and Chief Administrative Officer	46
K. B. Frawley	Chief Executive Officer, Property & Casualty — Americas	59
D. A. Isaac	Chief Executive Officer, The Garden City Group, Inc.	46
K. F. Martino	Chief Executive Officer & President, Broadspire Services, Inc.	52
I. V. Muress	Chief Executive Officer, Property & Casualty — EMEA & Asia-Pacific	53
G. T. Gibson	Chief Strategy Officer	58
M. F. Reeves	Executive Vice President, Global Markets	58
P. G. Porter	Senior Vice President	60
B. S. Flynn	Senior Vice President	51
P. R. Austin	Senior Vice President	51
R. J. Cormican	Senior Vice President	63
W. F. Bell	Vice President and Controller	50

Mr. Bowman was appointed to his present position with the Company on January 1, 2008. From January 1, 2006 to December 31, 2007 he was Executive Vice President and Chief Operating Officer — Global Property & Casualty of the Company, and was in charge of the Company’s U.S. Property & Casualty and International Operations segments. From April 1, 2001 to December 31, 2005 he was President of Crawford & Company International, Inc. managing the Company’s international operations.

Mr. Swain was appointed to his present position with the Company on October 6, 2006 and from May 2, 2006 acted as interim Chief Financial Officer of the Company. Prior to that and from January 1, 2000 he was Senior Vice President and Controller of the Company.

Mr. Nelson was appointed to his present position with the Company on January 7, 2008. From October 17, 2005 through January 6, 2008 he was Executive Vice President — General Counsel and Corporate Secretary of the Company. Prior to that and from October 1997 he served in various positions with BellSouth Corporation, a telecommunications company, most recently as Chief Compliance Counsel. In that capacity he was in charge of all legal compliance issues facing BellSouth domestically and internationally.

Mr. Frawley was appointed to his present position as CEO — Americas in charge of the Company’s U.S. Property & Casualty segment and certain international operations in all the Americas effective January 7, 2008. Prior to that and from February 23, 2005 when he joined the Company, he was responsible for the Legal Settlement Administration segment of the Company’s business. Prior to joining the Company and since 1996 he was Chief Compliance Officer — Insurance Division for Prudential Financial, Inc. which, through its subsidiaries, provides various financial products and services.

Mr. Isaac was appointed to his current position with The Garden City Group, Inc. (“GCG”), a wholly owned subsidiary of the Company, in October 2006. Prior to that and from February 2000 he was President of GCG.

Mr. Martino was appointed to his present position as CEO & President, Broadspire Services, Inc. effective December 29, 2008. Prior to that and from November 27, 2007, when he joined the Company, he was President of Broadspire Services, Inc., responsible for operations. Prior to joining the Company and since February 1999, he was employed by Specialty Risk Services, a claims administration and risk management services provider, where he served as Senior Vice President, Chief Financial Officer and Senior Vice President — Account Management.

Mr. Muress was appointed to his present position as CEO — EMEA/Asia-Pacific, in charge of the Company’s European, Middle Eastern, African and Asia-Pacific operations effective January 7, 2008. Prior to that and from January 2006 he was CEO-EMEA and from August 2002, when he joined the Company’s U.K. subsidiary, until January 2006 he was CEO — UK & Ireland, in charge of the Company’s operations in the United Kingdom and Ireland.

Mr. Gibson was appointed to his present position in charge of Global Strategy, Projects and Development effective January 7, 2008. Prior to that and from January 2006 he was Chief Executive Officer — The Americas, in charge of the international operations for the Company in the Americas outside of the United States. From January 2000 to January 2006 he was Chief Executive Officer — Canada in charge of the Company’s Canadian operations.

Mr. Reeves was appointed to his present position in charge of Global Markets effective January 7, 2008. Prior to that and from November 1, 2004 he was Senior Vice President — Corporate Multinational Risks, responsible for the strategy, sales and account management of the Company’s relationship with the Fortune 1000 market. From November 1, 2002 to November 1, 2004 he was Senior Vice President — Technical Services (UK) responsible for the Company’s Technical Services service line in the United Kingdom.

Mr. Porter was appointed to his current position January 19, 2005 and was interim Senior Vice President — Claims Management from December 15, 2004. Prior to that and from May 1, 2001 he was Senior Vice President in charge of business development for Claims Management Services.

Mr. Flynn was appointed to his present position in charge of the Company’s global information technology operations effective December 10, 2007. Prior to joining the Company and since May 2001 he was Senior Vice President-Technology of BCD Travel USA, LLC, a travel management company.

Ms. Austin was appointed to her present position with the Company on April 24, 2006. Prior to joining the Company and since October 1998 she was Vice President-Human Resources of D. S. Waters of America LP, a bottled water distributor.

Mr. Cormican was appointed to his present position February 15, 2005. Prior to joining the Company from August 2002 until February 2005 he was Senior Vice President and Chief Financial Officer of Assurance America Corporation, an insurance holding company.

Mr. Bell was appointed to his present position with the Company December 4, 2006. Prior to joining the Company and since December 2002, he was Controller of Rock-Tenn Company, a producer of paperboard and packaging.

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent directors under the NYSE corporate governance listing standards, as in effect from time to time. In addition, our Corporate Governance Guidelines include certain categorical independence standards to assist the Board in determining director independence. The full text of our Corporate Governance Guidelines can be found on our website at www.crawfordandcompany.com by clicking on the “Corporate Governance” tab, and are available in print to any shareholder that requests it.

As required by our Corporate Governance Guidelines, the Board of Directors reviewed and analyzed the relationships of each director and director nominee with the Company and its management. The purpose of the review was to determine whether any particular relationships or transactions involving directors or director nominees, or their respective affiliates or immediate family members, were inconsistent with a determination that the director is independent for purposes of serving on the Board and any of its Committees.

As a result of this review, the Board has determined, pursuant to the listing standards of the NYSE and our Corporate Governance Guidelines, that all director nominees are independent for purposes of serving on the Board of Directors, except Mr. Bowman, who is an employee of the Company. Mr. Wood’s employer, SunTrust Banks, Inc., is a customer of the Company and, in the ordinary course of its business, provides certain banking services to the Company, including as an agent and lender under the Company’s credit facility. The Board has determined that the payments to or from the Company with respect to SunTrust Banks, Inc., as a percentage of either entity’s consolidated gross revenues are immaterial and, because the Company’s credit facility was entered into in the ordinary course of SunTrust’s business, such loans were and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other parties, such loans do not involve more than the normal risk of collectability or present other unfavorable features, and such relationships do not affect Mr. Wood’s independence. For additional information regarding this relationship, see “Information with Respect to Certain Business Relationships and Related Transactions.”

Standing Committees and Attendance at Board and Committee Meetings

The Board of Directors has four standing committees: the Audit Committee; the Executive Committee; the Nominating and Corporate Governance Committee; and the Compensation Committee. Prior to May 4, 2010, the Board of Directors had three standing committees: the Audit Committee; the Executive Committee; and the Nominating/Corporate Governance/Compensation Committee. On May 4, 2010, the Nominating/Corporate Governance/Compensation Committee was separated into two committees, the Nominating and Corporate Governance Committee and the Compensation Committee, and in connection therewith, the Board made certain changes in committee membership.

The Executive Committee.  The Executive Committee currently consists of Mr. Crawford as Chairman, and Messrs. Bowman and Ogburn as members. Prior to May 4, 2010, the Executive Committee consisted of Mr. Crawford as Chairman, and Messrs. Bowman, Ogburn and Clarence H. Ridley as members. The Executive Committee may exercise all the authority of the Board of Directors between its meetings with respect to all matters not specifically reserved by law to the Board of Directors. The Executive Committee held four meetings during 2010.

The Audit Committee.  The Audit Committee currently consists of Mr. Edwards as Chairman and Messrs. Wood and Ogburn as members. Prior to May 4, 2010, the Audit Committee consisted of Mr. Edwards as Chairman, and Messrs. Ridley and Ogburn as members. The Board has determined that all of the members of the Audit Committee are independent under the NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board has determined that Mr. Edwards is an “Audit Committee Financial Expert” as defined by Item 407(d) of SEC Regulation S-K. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board.

The Audit Committee has adopted a written charter, approved by our Board of Directors. The Audit Committee appoints and discharges our independent auditor, reviews with the independent auditor the audit plan and results of the audit engagement, reviews the scope and results of our internal auditing procedures and the adequacy of our accounting controls, approves professional services provided by the independent auditor, reviews the independence of the independent auditor, and approves the independent auditor’s audit and non-audit fees.

The Audit Committee also reviews and approves related party transactions in accordance with the Company’s Related Party Transactions Policy. The Company’s Related Party Transactions Policy is designed to eliminate conflicts of interest and improper valuation issues, and applies to the Company’s directors, officers, shareholders holding 5% or more of the Company’s stock and family members or controlled affiliates of such persons. For purposes of the Company’s Related Party Transactions Policy, a “related party transaction” is a transaction between the Company and any related party, other than transactions generally available to all employees and certain de minimis transactions.

The Audit Committee held five meetings during 2010.

The Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists of Dr. Benson as Chairman, and Messrs. Honoré and Crawford as members. The Nominating and Corporate Governance Committee operates under a written charter, approved by the Board of Directors. The Nominating and Corporate Governance Committee actively reviews and selects director nominees for the Board and advises and makes recommendations to the Board on all matters concerning corporate governance and directorship practices. The Nominating and Corporate Governance Committee also identifies and evaluates nominees for director according to the guidelines stated in this written charter, and will also consider director candidates recommended by shareholders on the same terms. Except as described below, given evolving needs and challenges of the Company, the Committee does not believe it is appropriate to specify criteria for directors, but rather believes that appropriate candidates should show evidence of leadership in their particular field, have the interest and ability to devote sufficient time to carrying out their respective duties and responsibilities, and that the Board as a whole should have diversity of experience (which may, at any one or more times, include differences with respect to personal, educational or professional experience, gender, ethnicity, geographic origin and location, and age) and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. Pursuant to our Bylaws, except for persons who hold shares entitled to ten percent or more of the voting power of the Company, no person shall be eligible for nomination or renomination to the Board after such person has reached the age of 70. In selecting directors, the Board generally seeks a combination of active or former senior officers of businesses, academics and entrepreneurs whose backgrounds are relevant to the Company’s mission, strategy, operations and perceived needs.

The Nominating and Corporate Governance Committee held five meetings during 2010.

Compensation Committee.  The Compensation Committee currently consists of Mr. Wood as Chairman, and Messrs. Agadi, Edwards and Ogburn as members. The Board of Directors has determined that all members of the Compensation Committee are independent under the NYSE listing standards. The Compensation Committee has adopted a written charter, approved by the Board of Directors. The Compensation Committee formulates and approves the salary, grants of stock options, performance share units and restricted stock and other compensation to the Chief Executive Officer and, upon recommendation of the Chief Executive Officer, salaries, grants of stock options, performance share units and restricted stock and other compensation for all other officers of the Company. This Committee held three meetings in 2010. For additional information about the Compensation Committee’s processes and its role, as well as the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis” below.

Executive Sessions of Non-Management Directors

Non-management and independent directors are required to meet regularly without management participation. During 2010, there were four meetings of non-management and independent directors. Mr. Ogburn, as Non-Executive Chairman of the Board, presides at these meetings.

Meetings of the Board of Directors and Board Attendance

During 2010, the Board of Directors held five meetings. Each of the Company’s directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and any committees thereof of which such director was a member (during the period that he or she served). The Company encourages all directors to attend each annual meeting. The Company also holds a full Board meeting the same day as the annual meeting to further encourage all directors to attend the annual meeting. At the 2010 annual meeting, all director nominees who were then members of the Board attended.

Corporate Governance Guidelines, Committee Charters and Code of Business Conduct

The Company’s Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics are available on its website at www.crawfordandcompany.com under the tab “Corporate Governance,” and are also available without charge in print to any shareholder who makes a request by writing to Corporate Secretary, Legal Department, Crawford & Company, 1001 Summit Boulevard, N.E., Atlanta, Georgia 30319.

Leadership Structure

The Chairman of the Board presides at all meetings of the Board and the shareholders, and exercises such other powers and duties as the Board may assign him. Generally, the Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and executives to meet those needs. As a result, the Company believes that the decision as to who should serve as Chairman and as President and Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances.

Mr. Ogburn has served as a member of the Board since February 2009 and as Non-Executive Chairman of the Board since January 1, 2010. The Board currently believes that, based on the skills and responsibilities of the various Board members and management, and in light of the general economic, business and competitive environment facing the Company, such separation of the chairman and chief executive officer roles enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our shareholders by the Board and (iv) our overall leadership structure. Furthermore, we believe that maintenance of separation of the chairman function from that of the chief executive officer currently allows the chief executive officer to properly focus on managing the business, rather than requiring a significant portion of his efforts to be spent on also overseeing Board matters.

Risk Management

The Company takes a comprehensive approach to risk management and seeks to include risk management principles in all of its management processes. This comprehensive approach is reflected in the reporting processes pursuant to which management provides information to the Board to support the Board’s role in oversight, approval and decision-making.

The Board maintains oversight responsibility for the management of the Company’s risks, and closely monitors the information it receives from management to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate levels of risk taking within the business.

Our Board also reviews, at least biannually, the Company’s enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place. This review includes a discussion of the major risk exposures identified by senior management, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis.

In addition to these reviews, our executives with responsibility for various business functionalities provide the Board and its committees with periodic updates regarding the Company’s strategies and objectives, and the risks inherent thereto. Members of management most knowledgeable of relevant issues attend Board meetings to provide additional insight into items being discussed, including risk exposures. In addition, our directors have access to Company management at all times and at all levels to discuss any matters of interest, including those related to risk. The Board and its committees call special meetings when necessary to address specific issues.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

The Audit Committee oversees the integrity of our financial statements, risks related to our financial reporting process and internal controls, the internal audit function, the independent auditor’s qualifications, independence and performance, and the Company’s corporate finance matters, including its capital structure. The Audit Committee also provides oversight with respect to the Company’s risk management process, including, as required by the NYSE, discussing with management the Company’s significant financial risk exposures, steps management has taken to monitor, control and report such exposures and our policies with respect to risk assessment and risk management.

Our Compensation Committee is responsible primarily for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its shareholders, while seeking to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees.

The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director succession and the Company’s Corporate Governance Guidelines and other governance documents.

Director Compensation

During 2010, each non-employee member of the Board was entitled to receive an aggregate of $60,000 in cash and stock. The cash portion of the compensation was paid quarterly in $7,500 increments. The remainder of such compensation was paid in restricted shares of the Company’s Class A common stock, and was paid in February 2011 to individuals who were on the Board on December 31, 2010. Annual restricted share grants to directors vest on the January 1 next following the grant date. In addition to the foregoing, each non-employee director was entitled to receive $1,000 for each Board or committee meeting attended. Further, the Chairman of the Board and the Chairman of the Audit Committee were also each entitled to a retainer of $3,000 per quarter, and the Chairman of each of the Executive, Compensation and Nominating and Corporate Governance Committees was also entitled to a retainer of $2,500 per quarter. Directors who also serve as employees of the Company do not receive separate compensation for their service to the Board.

The following table provides compensation information for the year ended December 31, 2010 for each individual who served as a non-management member of our Board of Directors during 2010. See “Summary Compensation Table” for information relating to Mr. Bowman’s compensation.

DIRECTOR COMPENSATION TABLE

				Change in
				Pension
				Value and
	Fees			Nonqualified
	Earned		Stock	Deferred
	or Paid in	Stock	Option	Compensation	All Other
Name	Cash	Awards(1)	Awards(1)	Earnings	Compensation	Total

Harsha V. Agadi	$12,500	$14,999	—	—	—	$27,499
P. George Benson	43,000	29,999	—	—	—	72,999
Jesse C. Crawford	53,000	29,999	—	—	—	82,999
James D. Edwards	55,000	29,999	—	—	—	84,999
Russel L. Honoré	46,500	29,999	—	—	—	76,499
J. Hicks Lanier(2)	15,667	—	—	—	—	15,667
Charles H. Ogburn	62,000	29,999	—	—	—	91,999
Clarence H. Ridley(3)	39,000	29,999	—	—	—	68,999
E. Jenner Wood, III	44,000	29,999	—	—	—	73,999

(1)	Represents the grant date fair value of awards calculated utilizing the provisions of Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“ASC 718”). See Note 11 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards. The stock awards were made pursuant to the terms of the Company’s Non-Employee Director Stock Plan. At December 31, 2010, the aggregate number of stock option awards outstanding for each non-employee director was as follows: Dr. Benson 36,000; Mr. Crawford 30,000; Mr. Edwards 39,000; Mr. Lanier, 15,000; Mr. Ridley 42,000; and Mr. Wood 36,000.

(2)	Mr. Lanier did not stand for re-election at the 2010 annual meeting.

(3)	Not standing for re-election at the Annual Meeting.

Communications with our Board and Shareholder Nominees

Individuals may communicate with our Board by sending a letter to Board of Directors, Crawford & Company, P. O. Box 1261, Tucker, Georgia 30085-1261. Your letter will be shared with all members of our Board and may, at the discretion of our Board, be shared with Company management, unless your letter requests otherwise. Communications that are specifically intended for non-employee directors should be addressed to “Chairman of the Board,” Board of Directors, Crawford & Company at this same address.

Any shareholder who certifies that he or she is the continuous record owner of at least one percent (1%) of the common stock of the Company for at least one year prior to the submission of a candidate and who provides a written statement that he or she intends to continue ownership of the shares through the date of the applicable annual meeting of shareholders may submit a nomination for director. The candidate must meet the qualifications stated in the Company’s by-laws and the submission must be made to the Nominating and Corporate Governance Committee at P. O. Box 1261, Tucker, Georgia 30085, no more than 180 days and no less than 120 days prior to the anniversary date of this Proxy Statement. The Compensation Committee will review all candidates submitted by shareholders for consideration as director nominees pursuant to its general practices and the guidelines stated in its charter and the Company’s Corporate Governance Guidelines before determining whether to submit any nominee to the full Board for consideration.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of our compensation philosophy, objectives, policies and practices are focused primarily on our executive officers, with additional detail provided for our CEO, CFO and the other three most highly-compensated executive officers, as determined in accordance with applicable SEC rules and as set out in the “Summary Compensation Table” below, whom we collectively refer to as our “named executive officers.” The fundamental philosophy of the Compensation Committee with respect to executive compensation is to ensure that our compensation programs will enable us to attract and retain key executives critical to our long-term success, through the establishment of a performance-oriented environment that rewards the achievement of both short- and long-term strategic management goals, with the attendant enhancement of shareholder value. This philosophy is implemented through the core principles of “pay for performance” and aligning management’s interests with our shareholders’ interest to support long-term value creation. The Compensation Committee regularly reviews these compensation programs, and makes adjustments as appropriate to accomplish these objectives.

Role of the Compensation Committee and Administration of Compensation

The role of the Compensation Committee, among other responsibilities, is to (1) annually review the Company’s goals and objectives relative to CEO and executive officer compensation, including, as the Compensation Committee deems appropriate, consideration of the Company’s performance and relative shareholder return, the value and construct of compensation packages for comparable officers at comparable companies and the awards given to the Company’s executive officers in past years, (2) annually review, evaluate and update, as appropriate, the components of the Company’s executive compensation programs in view of those goals and objectives, and set compensation levels for the Company’s executive officers, (3) annually evaluate the CEO’s and the other executives’ performance in light of established goals and objectives, and approve compensation to be paid with respect to such performance, including certifying the degree of achievement of performance goals under the terms of performance-based compensation programs, (4) review and approve the adoption, terms and operation of the Company’s compensation plans for executives, including incentive compensation plans and equity-based plans, and (5) in light of the foregoing, to consider and grant bonuses, stock options, performance share units, restricted stock and other discretionary awards, as appropriate, under the Company’s incentive compensation and equity-based plans.

The Compensation Committee generally does not follow a precise formula for allocating between the three key elements (described below) of compensation to its executive officers. Each element of compensation operates independently of the other and is designed to motivate towards, and reward, a different component of results, thus the Compensation Committee does not believe it is appropriate that payment (or lack thereof) of one element in any period generally should impact payment of any other elements. However, the Compensation Committee reviews information that compares each element of senior executive compensation, both separately and in the aggregate, to amounts paid for positions with similar duties and responsibilities at comparable or peer group companies, and believes it appropriate to target each element of compensation near the median, or midpoint, of compensation paid by such companies.

Role of Certain Senior Executive Officers in Executive Compensation Matters

Our executive officers also play an important role with respect to the setting and determination of the annual cash portion of executive compensation, including base salary and any annual cash incentive compensation. Certain of the Company’s most senior executive officers make recommendations to our Compensation Committee with respect to the setting of performance goals for executive officers under our incentive compensation plans and the assessment of the performance of executive officers who are direct reports to such officers. As a result of regular interaction, these senior executive officers are able to provide personal insight as to the performance of their direct reports as well as overall performance trends of executives of the Company. Our Compensation Committee relies, in part, on this information in connection with its overall assessment as to the adequacy and appropriateness of executive compensation as well as the compensation programs of the Company as a whole. Our Compensation Committee considers any such recommendations when determining overall individual compensation. Our Compensation Committee has approved ranges of cash compensation for our executive officers (other than our CEO) and, within those constructs, due to the nature of the working relationship between the CEO and such other executives, and the nature and level of the regular interaction, believes it is appropriate for our CEO to make the final determination with respect to such decisions within those ranges.

Compensation Consultants

The Compensation Committee’s charter provides for the Compensation Committee to retain and terminate, as deemed necessary, any compensation consultant to be used to assist in the evaluation of director, CEO or executive compensation. The Compensation Committee has the sole authority to select such consultant and to approve the consultant’s fees and other retention terms. In 2010, Mercer Human Resource Consulting (“Mercer”) was engaged to review and advise the Company and the Compensation Committee on executive and general compensation matters for the Company.

During 2010, the Company paid Mercer and its affiliates fees totaling $418,010, of which $26,464 were paid to Mercer and related to executive compensation matters. The other services provided related to human resources matters and actuarial services. The other services provided by Mercer and its affiliates typically have not been presented to the Compensation Committee for approval as the Compensation Committee does not believe that the nature, scope or amount of these services negatively affects the executive compensation consulting services that Mercer provides to the Company and Compensation Committee. The Compensation Committee determined that the other services provided in 2010 did not affect the objectivity or quality of Mercer’s executive compensation consulting services to the Compensation Committee.

Elements of Compensation

In executing its role with respect to compensation matters, the Compensation Committee considers a variety of factors, including recommendations from senior executive officers and any compensation consultants, both described above, the recent historical (and expected) performance of the individual executive officer, the Company’s historical financial results and shareholder return, cumulative compensation history (to the extent that it impacts pay receivable currently and in the future) and internal pay equity (i.e., compensation levels of our senior executives relative to each other), all as described below.

In 2010, there were three key elements in the Company’s executive compensation program:

Pay Element	What the Element Rewards	Purpose of the Pay Element

Base Salary	Individual job performance and merit.	Provide competitive level of guaranteed cash compensation. Reward performance (at individual and Company levels).
Annual Incentives	Company-wide or business unit, as applicable, achievement of targeted revenue, operating earnings (1), accounts receivable management or other identified performance objectives, as deemed appropriate.	Provide focus on meeting annual financial and other operational goals that are designed to lead to our long-term success.
Long-term Incentives	Delivery of shareholder value. Vesting periods designed to encourage employee retention.	Provide a blended focus on: • Increase in stock price; • Increase in earnings per share; • Net income; and • Executive ownership of stock.

(1)	The term “operating earnings” as referred to in this section is discussed and defined in Note 12 to the consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation and Risk Management

The Compensation Committee does not believe that our executive compensation programs encourage excessive or unnecessary risk-taking. By dividing our executives’ compensation into multiple key elements, the Compensation Committee believes it properly weights the performance compensation eligible to be earned by our executives appropriately between short-term and long-term goals. Additionally, both short-term and long-term incentive compensation awards are capped at a set percentage of an executive’s applicable target award, adding protection against disproportionately large incentives. Our long-term performance compensation is payable in shares of the Company’s Class A Common Stock, and any such awards vest over time. We believe this delayed vesting encourages our executives’ sustained focus on the long-term performance of the Company. The Compensation Committee believes these long-term incentives, when coupled with our executive stock ownership guidelines, promote appropriate alignment of our executives’ interests with those of the Company’s shareholders.

Our executive stock ownership guidelines set out specified equity ownership targets for members of our Board and certain Board elected officers. Non-management Board members are required to own shares in the Company equal in value to their annual cash retainer (currently $30,000). Current non-management members of the Board have until December 31, 2011 to meet the applicable ownership targets. The CEO is required to own shares in the Company equal in value to three times his annual base salary. Executive vice presidents (which includes the remainder of our named executive officers) are required to own shares in the Company equal in value to two times their annual base salary. Certain other Board elected officers are required to own shares in the Company equal in value to their annual base salary. All Board elected officers subject to these guidelines who were employed by the Company on March 1, 2009 have until December 31, 2013 to meet the applicable ownership targets. Any individual hired, promoted or elected to the Board after March 31, 2009 has three years from the date of such hiring, promotion or election, as applicable, to comply with the applicable ownership targets. We currently expect that all individuals subject to these guidelines will comply therewith in a timely manner.

Base Salary Compensation

With respect to certain executive officers, including the named executive officers, the Company deemed it appropriate to enter into written employment arrangements with such persons. These employment arrangements typically provide for, among other things, a minimum base salary, which was determined based on, among other things, negotiations with the applicable person, and the Compensation Committee’s overall compensation philosophy discussed above, at the time of hire or the entry into such agreement, as applicable.

In addition, the Compensation Committee has approved, and we have implemented, a comprehensive Wage and Salary Administration Policy applicable to employees of the Company and its U.S. subsidiaries. This policy includes a program for grading each position, including executive officer positions, to ensure appropriate levels of base salary are paid to each executive officer as compared to similar positions within the Company and at the benchmarked companies. The policy sets forth grade levels and salary ranges for those grade levels, and provides for annual merit adjustments within those ranges and tied to individual job performance as measured primarily through annual performance reviews. Based on a variety of data (including published national surveys, recent and anticipated Company performance and other relevant information), the Compensation Committee annually considers the budget for merit-based salary increases and any adjustments to salary ranges for the next fiscal year. If determined to be appropriate, the Compensation Committee establishes guidelines for individual salary adjustments based primarily on the individual’s performance review, as described above under “Role of Senior Executive Officers in Executive Compensation Matters.”

Based on recent Company performance and general economic conditions, senior management recommended, and the Compensation Committee agreed, that it was appropriate to not provide any merit-based salary increases to our executive officers in 2010. The freeze on merit increases did not apply to executive officers of GCG or to the Company’s international executive officers due to recent positive performance of those segments.

The Compensation Committee re-evaluates the base salary of the CEO on an annual basis. In re-evaluating the base salary for the CEO, the Compensation Committee looks primarily at the year over year performance of the Company. The Compensation Committee also performs an assessment of the personal performance of the CEO during the preceding year and external circumstances which may have impacted that performance which were not within the control of the Company or the CEO. For both establishing and re-evaluating the base salary of the CEO, the Compensation Committee also looks at market conditions, both within the Company’s industry peer group and otherwise, including competitive market data to see how the CEO’s pay level compares to that of CEOs at other comparable companies. Consistent with the Company’s decision to not award merit-based salary increases to its executive officers, Mr. Bowman did not receive a merit-based salary increase in 2010.

Annual Cash Incentive Compensation

The parameters for annual incentive cash compensation are set by our Compensation Committee in annual incentive programs adopted by the Compensation Committee or in letter or employment agreements entered into with our executive officers as described above.

For 2010, the Compensation Committee continued the operation of a comprehensive Short-Term Incentive Plan (“STIP”) applicable to, among others, the named executive officers. The STIP, as a component of the Crawford & Company 2007 Management Team Incentive Compensation Plan (the “Management Team Incentive Compensation Plan”), approved by the shareholders at the 2007 annual meeting, is intended to continue the direct linkage between our annual short term performance and compensation to the persons who are most responsible for such performance in accordance with the Compensation Committee’s overall compensation philosophy discussed above. Under the terms of the STIP, each participating executive officer is provided clear goals that can, from year to year, include corporate, segment and individual targets, weighted appropriately for the employee’s position in the Company. In 2010, the goals were developed by our executives, in consultation with Mercer, and were reviewed and approved by the Compensation Committee. Each actual performance metric is adjusted to eliminate the impact of movements in exchange rates so that individuals do not benefit from or are not negatively impacted by the movement in exchange rates. Accordingly, the actual results disclosed in this discussion may not agree to our published results.

Achievement of STIP performance targets is designed to result in the payment of meaningful cash bonuses. If maximum Company, segment and/or individual targeted goals, as applicable and as discussed below, are exceeded, the STIP allows for payment of up to 250% of the STIP target bonus amounts, subject to “negative discretion” retained by the Compensation Committee to reduce any overall award payouts. With respect to certain executives (i.e., those potentially subject to Internal Revenue Code Section 162(m) (discussed below)), bonuses under the STIP are designed to be fully deductible and are awarded under the Management Team Incentive Compensation Plan.

Notwithstanding any individual employee’s goals, for 2010 the Compensation Committee determined that overall Company performance, as determined by consolidated operating earnings, was a critical performance measure that would serve as a minimum requirement to be met for any 2010 STIP payout to be considered. As a result, and after consideration and review of the Company’s expected results, the Compensation Committee determined that 2010 STIP awards would only be considered for payout if consolidated operating earnings exceeded $49,096,800. Such amount was determined after review and consideration of certain internal company projections and operating forecasts.

Annual incentive award opportunities and payouts for each of the named executive officers are discussed below. Threshold, target, and maximum incentive award levels (as a percentage of base salary) for the named executive officers were determined after taking into account, among other market-competitive factors, the information provided by Mercer as to the level and amount of the Company’s historical annual incentive compensation and any contractually mandated payout levels contained in any applicable employment contracts.

Mr. Bowman

The 2010 STIP award granted by the Compensation Committee for Mr. Bowman provided for a target incentive award of 32.5% of his base salary as of January 1, 2010, or $237,250. Based on his level of responsibility and Company oversight obligations, the Compensation Committee determined that it was appropriate to correlate Mr. Bowman’s performance metrics solely to corporate-wide performance, and targets were based on three metrics deemed critical to the Company’s overall success: (1) revenues, (2) operating earnings and (3) workdays outstanding in total billed and unbilled accounts receivable. 20% of his STIP award was based on revenues, 60% was based on operating earnings and 20% was based on workdays outstanding in total billed and unbilled accounts receivable. The Compensation Committee determined, with input from our executives and Mercer, that these three metrics and percentage allocations provided the most appropriate measures for evaluation of the Company’s annual performance. More weight was allocated to operating earnings as the Compensation Committee believes this is the most critical of the three metrics.

Mr. Bowman’s 2010 STIP award was deemed earned only if achievement of the performance metrics exceeded specified threshold levels. Threshold levels were based on a percentage of the target levels as follows: (1) for revenues, the threshold level was set at 95% of the target level; (2) for operating earnings, the threshold level was set at 90% of the target level; and (3) for workdays outstanding in total billed and unbilled accounts receivable, the threshold level was set at 95% of the target level. In addition to the requirement that threshold operating earnings be exceeded for any payout under the 2010 STIP to be made, if the threshold levels of any other metric were not exceeded, Mr. Bowman was not entitled to any payout allocated to that specific metric under the 2010 STIP award.

If target levels were achieved, Mr. Bowman would be entitled to 100% of the 2010 STIP award. If maximum levels of the performance metrics were achieved, Mr. Bowman was entitled to 250% of the 2010 STIP award. If the achievement of performance metrics was in between threshold and target levels, or in between target and maximum levels, Mr. Bowman was entitled to a ratable portion of the 2010 STIP award based upon linear formulas.

	Threshold	Target	Maximum	Actual

Revenues	$940,034,000	$989,509,000	$1,038,984,000	$1,035,574,000
Operating Earnings	$55,234,000	$61,371,000	$79,782,000	$75,695,000
Workdays outstanding in Total Accounts Receivable	66.5 days or less	63.3 days or less	57.0 days or less	59.9 days

Based on the actual performance of the Company during 2010, Mr. Bowman’s STIP award earned from each of the three categories was: (1) $113,719 based on actual revenues; (2) $308,472 based on actual operating earnings, and (3) $85,680 based on workdays outstanding in total billed and unbilled accounts receivable. This resulted in a total earned STIP award of $507,871.

Mr. Swain

The 2010 STIP award granted by the Compensation Committee for Mr. Swain provided for a target incentive award of 23.75% of his base salary, or $95,000. Mr. Swain’s performance metrics and threshold, target and maximum goals were identical to Mr. Bowman’s, discussed above, for the reasons discussed above applicable to Mr. Bowman. Based on the actual performance of the Company during 2010, Mr. Swain’s STIP award earned from each of the three categories was: (1) $45,536 based on actual revenues; (2) $123,519 based on actual operating earnings, and (3) $34,308 based on workdays outstanding in total billed and unbilled accounts receivable. This resulted in a total earned STIP award of $203,363.

Mr. Muress

The 2010 STIP award granted by the Compensation Committee to Mr. Muress provided for a target incentive award of 47.5% of his base salary, or $291,406 based on the exchange rate in effect on December 31, 2010. Based upon his level of seniority in the Company and his specific oversight responsibilities, the Compensation Committee determined that it was appropriate that Mr. Muress’ performance metrics be based 30% on the metrics outlined above for Mr. Bowman (with allocation among this 30% in the same proportion as Mr. Bowman’s total allocation), and 70% on the “UCA division” performance, which consists of portions of the Company’s International Operations segment from the United Kingdom, Australia, continental Europe, the Middle East, Africa and Asia. The Compensation Committee believes this pro-ration of Mr. Muress’ bonus opportunity based on the performance of the total Company and the division he manages appropriately ties and weights various performance metrics. The Company does not make separate resource allocation decisions, and does not separately report financial results, for the UCA division.

Mr. Muress’ UCA division performance metrics were based on the same three metrics used to evaluate Company performance, which categories were also deemed indicative of the UCA division’s overall success. As a result, 20% of his STIP award eligibility attributable to UCA division performance was based on revenue, 60% was based on operating earnings, and 20% was based on workdays outstanding in total billed and unbilled accounts receivable. As with total Company performance, more weight was allocated to operating earnings as the Compensation Committee believed this was the most critical of the three metrics to overall success.

	Threshold	Target	Maximum	Actual

UCA Revenues	$259,940,000	$273,621,000	$300,983,000	$290,873,000
UCA Operating Earnings	$19,175,000	$21,305,000	$42,610,000	$25,132,000
UCA Workdays outstanding in Total Accounts Receivable	89.9 days or less	85.6 days or less	77.0 days or less	89.0 days

Mr. Muress’ performance metrics and threshold, target and maximum goals for total Company performance were identical to Mr. Bowman’s, discussed above, for the reasons discussed above applicable to Mr. Bowman. Based on the actual performance of the Company during 2010, Mr. Muress’ STIP award earned from each of those three metrics was: (1) $33,763 based on actual revenues; (2) $93,262 based on actual operating earnings, and (3) $26,876 based on workdays outstanding in total billed and unbilled accounts receivable. Based on the actual performance of the UCA division during 2010, Mr. Muress’ STIP award earned from each of the three metrics was: (1) $66,520 based on actual revenues; (2) $144,375 based on actual operating earnings, and (3) $8,388 based on workdays outstanding in total billed and unbilled accounts receivable. This resulted in a total earned STIP award paid to Mr. Muress for 2010 performance of $373,184.

Mr. Isaac

Employees of GCG, the Company’s wholly owned subsidiary, such as Mr. Isaac, did not participate in the 2010 STIP. Instead, the annual incentive compensation for Mr. Isaac was determined pursuant to his negotiated employment agreement, which links his bonus to the pre-tax income of GCG. Pre-tax income of GCG is determined before taxes but after expense and interest on borrowed funds (if any) at the Company’s prevailing rate of interest. Under this agreement, for 2008 and later performance years, growth is measured by comparing the pre-tax income in the relevant performance year to the average actual pre-tax income in the three preceding years. No amount is payable if cumulative performance exhibits less than 10% growth. His employment agreement provides for a threshold, target and maximum incentive award of $250,000, $400,000 and $600,000, respectively. In 2010, Mr. Isaac earned the maximum of $600,000 available as annual incentive compensation as cumulative performance exceeded 20% compound annual growth.

Mr. Nelson

The 2010 STIP award granted by the Compensation Committee to Mr. Nelson provided for a target incentive award of 23.75% of his base salary, or $100,938. Mr. Nelson’s performance metrics and threshold, target and maximum goals were identical to Mr. Bowman’s, discussed above, for the reasons discussed above applicable to Mr. Bowman. Based on the actual performance of the Company during 2010, Mr. Nelson’s STIP award earned among the three categories was: (1) $48,382 based on the actual revenues; (2) $131,239 based on actual operating earnings, and (3) $36,452 based on workdays outstanding in total billed and unbilled accounts receivable. This resulted in a total earned STIP award of $216,073.

Long-Term Incentive Compensation

After consulting with Mercer and the evaluation of other competitive considerations, the Compensation Committee designed the Company’s long-term incentive compensation program with a goal of incentivizing management towards the long-term future success of the Company. Long-term incentive compensation is payable in shares of the Company’s Class A Common Stock pursuant to the terms of the Company’s Executive Stock Bonus Plan and the Management Team Incentive Compensation Plan, and any award earned in 2010 vests in equal, annual installments over three years, with the first installment vesting on December 31, 2010. Under the terms of that plan, officers and other key employees of the Company may be granted performance share unit awards, restricted stock awards or stock option awards (collectively “Awards”). The Compensation Committee makes all determinations regarding Awards under this program to the CEO and approves Awards for other executive officers, including the other named executive officers, based on recommendations of the CEO. The number of shares of the Company’s Class A Common Stock covered by such Awards is generally based upon the grade level of the executive officer under the Company’s Wage and Salary Administration Policy. In addition to Awards made in accordance with the annual long-term incentive compensation program, performance share unit awards, restricted stock awards or stock option awards may be granted by the Compensation Committee to the CEO and the other named executive officers under certain agreements (as discussed in further detail below under “Employment and Change-in-Control Arrangements”).

For 2010, long-term compensation for executive officers of the Company (the “Long-Term Incentive Plan” or “LTIP”) was awarded under the terms of the Company’s Executive Stock Bonus Plan. With respect to certain senior executives (i.e., those potentially subject to Internal Revenue Code Section 162(m)), LTIP awards that are intended to be fully tax-deductible are also subject to the additional terms and conditions of the Management Team Incentive Compensation Plan.

Under the terms of the 2010 LTIP, each executive officer was granted an award of performance share units that were eligible to be earned based on the earnings per share of the Company for 2010. If the Company’s 2010 earnings per share was at least $0.44, 50% of these performance share units would have been earned. If the Company’s 2010 earnings per share was $0.50, the “target” level, 100% of these performance share units would have been earned. If the Company’s 2010 earnings per share was $0.56, 150% of these performance share units would have been earned. If the Company’s 2010 earnings per share exceeded $0.62 for 2010, 200% of these performance share units would have been earned. The percentage of performance share units earned was to be adjusted ratably for earnings per share between $0.44 and $0.62. None of these performance share units would have been earned for earnings per share of less than $0.44. The earnings per share levels were determined by setting the threshold amount equal to the lower-end of the initial earnings per share guidance publicly forecast by the Company for 2010 and setting the maximum amount equal to certain stretch targets in excess of certain amounts calculated in accordance with internal budget and forecast amounts. Based on additional analysis of the Company’s 2010 performance, specifically associated to special credits and charges in the Company’s 2010 financial results related to (i) a tax credit connected to the acquisition of Broadspire Management Services, Inc. and (ii) additional goodwill impairment charges related to the Broadspire segment, the Committee concluded that, for purposes of the 2010 LTIP, the earnings per share performance would be deemed to be $0.50 for 2010, thus 100% of the performance share units were deemed earned.

Long-term incentive compensation for each of the named executive officers is discussed below. Target awards for the named executive officers were determined after taking into account, among other market-competitive factors, the information provided by Mercer as to the type, level and amount of the Company’s historical long-term incentive compensation.

Mr. Bowman

The 2010 LTIP award granted by the Compensation Committee to Mr. Bowman provided for a grant of 50,000 performance share units at “target” performance levels. Based on actual performance under the LTIP, as adjusted by the Compensation Committee, all 50,000 of the performance share units were earned.

Mr. Swain

The 2010 LTIP award granted by the Compensation Committee to Mr. Swain provided for a grant of 30,000 performance share units at “target” performance levels. Based on actual performance under the LTIP, as adjusted by the Compensation Committee, all 30,000 of the performance share units were earned.

Mr. Muress

The 2010 LTIP award granted by the Compensation Committee to Mr. Muress provided for a grant of 20,000 performance share units at “target” performance levels. Based on actual performance under the LTIP, as adjusted by the Compensation Committee, all 20,000 of the performance share units were earned.

In addition to the 2010 LTIP award, effective as of March 24, 2006 and as previously disclosed, Mr. Muress was awarded a grant of 50,000 performance share units under the Company’s Executive Stock Bonus Plan, with any earned portion of the award payable in shares of the Company’s Class A Common Stock. Performance goals for this award were based on compound growth during a five-year period, beginning in 2006 and ending in 2010, with partial accelerated payment if growth targets were achieved during the 2006-2008 measurement period. The growth targets were a measure of the increase in pre-tax income for the Company’s United Kingdom operations. The Company does not separately make resource allocation decisions, and does not report financial results, for its United Kingdom operations. If growth of 7.5% was achieved, then 25% of the award would be earned. If growth of 10% was achieved, then 50% of the award would be earned. If growth of 15% was achieved, then 100% of the award would be earned. As of the end of the 2008 period, growth of 15% was achieved, thus 50% of the award, or 25,000 of the performance share units, was earned on an accelerated basis, and had vested as of October 31, 2008. As of the end of the 2010 period, growth of 15% was achieved, thus the remaining 25,000 performance share units were earned based on the performance during the 2006-2010 performance period.

Mr. Isaac

As a result of grants of performance shares required to be made to him pursuant to the terms of his employment agreement, described below, the Compensation Committee determined that it was not appropriate for Mr. Isaac to participate in the 2010 LTIP.

Mr. Nelson

The 2010 LTIP award granted by the Compensation Committee to Mr. Nelson provided for a grant of 30,000 performance share units at “target” performance levels. Based on actual performance under the LTIP, as adjusted by the Compensation Committee, all 30,000 of the performance share units were earned.

Other Elements of Compensation

Based on market competitive and internal factors, the Compensation Committee believes that it is appropriate that our executive officers be eligible to participate in other compensation plans offered to our employees. Mr. Swain participates in a noncontributory qualified retirement plan that was frozen as of December 31, 2002. All U.S. based named executive officers are also eligible to participate in a qualified 401(k) plan and a nonqualified supplemental executive retirement plan. Our executive officers are also offered the opportunity to participate in a similar nonqualified deferred compensation plan. Benefits under the qualified and nonqualified retirement plans are not directly tied to Company performance. The Company also provides life insurance benefits, automobile allowances and reimbursement of club dues for certain of our executives, including the named executive officers, as noted in the Summary Compensation Table, below.

Impact of Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) provides that annual compensation in excess of $1 million paid to certain executive officers is not deductible for the Company unless it is performance-based. It is the policy of the Compensation Committee to have incentive compensation for the Company’s named executive officers qualify for full tax deductibility for the Company to the extent feasible and consistent with our overall compensation philosophy. The Company’s Management Team Incentive Compensation Plan, effective for 2008 and future years, is designed to allow the Compensation Committee to structure short-term incentive compensation (annual incentive awards) and long-term incentive compensation (equity-based awards) under that plan so that the resulting compensation will be qualified ‘performance-based compensation’ eligible for deductibility without limitation under Code Section 162(m). However, the Compensation Committee retains the discretion to pay appropriate compensation, even if it may result in the non-deductibility of certain amounts under federal tax law. No payments made by the Company in 2010 were subject to the non-deductibility limitations of Code Section 162(m).

Summary of Cash and Certain Other Compensation

The following table includes information concerning compensation paid to, or accrued by the Company for, our named executive officers at December 31, 2010.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)	($)(2)	($)(3)	($)

J.T. Bowman	2010	$730,000	$—	$214,167	$—	$507,871	$2,677	$111,852	$1,566,567
President and Chief	2009	730,000	—	373,332	—	40,185	2,518	127,211	1,273,246
Executive Officer	2008	700,000	—	577,500	636,900	595,831	381	95,490	2,606,102
W.B. Swain	2010	400,000	—	89,100	—	203,363	22,193	18,908	733,564
Executive Vice	2009	400,000	—	184,600	—	16,177	28,060	35,841	664,678
President — Chief	2008	400,000	—	462,000	—	248,808	—	26,865	1,137,673
Financial Officer
I.V. Muress(4)	2010	617,035	—	59,400	—	290,498	—	79,423	1,046,356
Executive Vice	2009	601,896	—	123,069	—	299,006	—	77,696	1,101,667
President; Chief Executive	2008	759,957	—	308,000	—	515,506	—	98,807	1,682,270
Officer — EMEA/A-P
D.A. Isaac	2010	647,500	—	523,620	—	600,000	—	5,012,537	6,783,657
Executive Vice	2009	630,000	—	—	—	—	—	2,477,220	3,107,220
President; Chief Executive	2008	630,000	—	—	—	—	—	2,259,564	2,889,564
Officer — The Garden City Group, Inc
A.W. Nelson	2010	425,000	—	89,100	—	216,073	420	14,188	744,781
Executive Vice	2009	425,000	—	231,775	—	17,188	552	9,050	683,565
President — General	2008	425,000	—	462,000	—	264,357	97	43,445	1,194,899
Counsel; Corporate Secretary and Chief Administrative Officer

(1)	The values of equity-based awards in this column represent the grant date fair value of the awards in accordance with ASC 718. However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. See Note 11 of the consolidated financial statements in Item 8 of the Company’s Annual Report for year ended December 31, 2010 regarding assumptions underlying the valuation of equity awards.
(2)	Represents the following amounts for 2010: (i) Mr. Bowman: $2,677 earnings from the Crawford Nonqualified Deferred Compensation Plan; (ii) Mr. Swain: $4,227 earnings from the Crawford Nonqualified Deferred Compensation Plan and $17,966 actuarial increase in pension value; and (iii) Mr. Nelson: $420 earnings from the Crawford Nonqualified Deferred Compensation Plan. Due to a clerical error, prior years’ amounts were not previously disclosed.
(3)	Represents the following amounts for 2010: (i) Mr. Bowman: a $11,025 Company contribution to the Crawford Savings and Investment Plan; a $75,000 Company contribution to the Crawford Nonqualified Deferred Compensation Plan; $2,545 in country club dues; a $16,320 automobile allowance; and a $6,962 premium payment on term life insurance; (ii) Mr. Swain: a $11,025 Company contribution to the Crawford Savings and Investment Plan; a $7,703 Company contribution to the Crawford Nonqualified Deferred Compensation Plan; and a $180 premium payment on term life insurance; (iii) Mr. Muress: a $61,699 Company contribution to the U.K. pension fund; and a $17,724 automobile allowance; (iv) Mr. Isaac: $4,989,983 in commissions paid pursuant to his employment agreement, and as described in more detail below under “Employment and Change-in-Control Arrangements;” a $9,800 Company contribution to a 401(k) Investment Plan; a $12,000 automobile allowance; and a $754 premium payment on term life insurance; and (v) Mr. Nelson: a $6,431 Company contribution to the Crawford Savings and Investment Plan; a $5,166 Company contribution to the Crawford Nonqualified Deferred Compensation Plan; $2,411 in country club dues; and a $180 premium payment on term life insurance.
(4)	Compensation for Mr. Muress is paid in British pounds sterling and converted to U.S. dollars using the average exchange rate in effect for each particular year. Amounts paid are determined based on payments in the fiscal year of the Company, and not the fiscal year of the Company’s international subsidiaries, which may differ from the fiscal year of the Company.

Grant of Plan-Based Awards

The Company maintains the Executive Stock Bonus Plan under which awards of performance share units, restricted stock or stock options may be granted to specified employees of the Company. Non-equity incentive plan cash awards are paid pursuant to the Company’s STIP. The following table sets forth certain information with respect to awards granted during or for the fiscal year ended December 31, 2010 to each of our named executive officers.

											Grant
								All		All	Date
					Estimated Possible			Other		Other	Fair
		Estimated Possible			Payouts Under Equity			Stock Awards:		Option Awards:	Value
		Payouts Under Non-Equity			Incentive Plan			Number of		Number of	of Stock
		Incentive Plan Awards			Awards(2)			Shares of		Securities	and
Name and	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or		Underlying	Option
Position	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)		Options(#)	Awards

J. T. Bowman	2/19/10	$—	$—	$—	25,000	50,000	100,000	—		—	$148,500
J. T. Bowman	12/31/10	—	—	—	—	—	—	27,023	(3)	—	65,667
J. T. Bowman(1)	2/19/10	—	237,250	593,125	—	—	—	—		—	—
W. B. Swain	2/19/10	—	—	—	15,000	30,000	60,000	—		—	89,100
W. B. Swain(1)	2/19/10	—	95,000	237,500	—	—	—	—		—	—
I. V. Muress	2/19/10	—	—	—	10,000	20,000	40,000	—		—	59,400
I. V. Muress(1)	2/19/10	—	291,406	582,812	—	—	—	—		—	—
D. A. Isaac(4)	—	250,000	400,000	600,000	—	—	—	—		—	—
A. W. Nelson	2/19/10	—	—	—	15,000	30,000	60,000	—		—	89,100
A. W. Nelson(1)	2/19/10	—	100,938	252,344	—	—	—	—		—	—

(1)	Represents the potential payout of awards granted under the STIP. These awards were subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Annual Cash Incentive Compensation.” Actual amounts paid under the plan to the named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)	Represents the potential number of performance share units payable under the LTIP. These awards were subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Long-Term Incentive Compensation.” Actual amounts paid under the plan to the named executive officers are reported in the Summary Compensation Table under the “Stock Awards” column.

(3)	Represents stock grant per the terms of Mr. Bowman’s employment agreement.

(4)	Represents the potential payout of previously approved incentive awards in accordance with the terms of Mr. Isaac’s employment agreement entered into in 2006.

Outstanding Equity Awards at December 31, 2010

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2010 for each of our named executive officers.

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan Awards:
										Incentive	Market or
										Plan Awards:	Payout
				Equity					Market	Number of	Value of
				Incentive					Value of	Unearned	Unearned
				Plan Awards:			Number		Shares or	Shares,	Shares,
	Number of	Number of		Number of			of Shares		Units of	Units or	Units or
	Securities	Securities		Securities			or Units		Stock	Other	Other
	Underlying	Underlying		Underlying	Option		of Stock		That	Rights	Rights
	Unexercised	Unexercised		Unexercised	Exercise	Option	That		Have Not	That Have	That Have
	Options (#)	Options (#)		Unearned	Price	Expiration	Have Not		Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable		Options(#)	($)	Date	Vested (#)		($)(6)	(#)	($)(6)

J. T. Bowman(1)	13,000	—		—	$10.00	1/30/2011	—		$—	—	$—
	22,500	—		—	8.82	1/29/2012	—		—	—	—
	15,000	—		—	4.70	1/28/2013	—		—	—	—
	30,000	—		—	6.66	2/3/2014	—		—	—	—
	125,200	—		—	6.36	9/15/2014	—		—	—	—
	166,667	83,333	(2)	—	4.40	5/6/2018	—		—	—	—
	—	—		—	—	—	450	(3)	1,094	—	—
	—	—		—	—	—	18,055	(3)	43,874	—	—
	—	—		—	—	—	33,333	(4)	80,999	—	—
	—	—		—	—	—	10,000	(5)	24,300	—	—
W. B. Swain	8,000	—		—	10.00	1/30/2011	—		—	—	—
	7,500	—		—	8.82	1/29/2012	—		—	—	—
	5,000	—		—	4.70	1/28/2013	—		—	—	—
	10,000	—		—	6.66	2/3/2014	—		—	—	—
	—	—		—	—	—	300	(3)	729	—	—
	—	—		—	—	—	10,833	(3)	26,324	—	—
	—	—		—	—	—	20,000	(4)	48,600	—	—
	—	—		—	—	—	1,200	(3)	2,916	—	—
I. V. Muress	10,000	—		—	5.20	10/29/2012	—		—	—	—
	5,000	—		—	4.70	1/28/2013	—		—	—	—
	10,000	—		—	6.66	2/3/2014	—		—	—	—
	—	—		—	—	—	150	(3)	365	—	—
	—	—		—	—	—	7,222	(3)	17,549	—	—
	—	—		—	—	—	13,333	(4)	32,399	—	—
D. A. Isaac	2,000	—		—	10.00	1/30/2011	—		—	—	—
	3,000	—		—	9.70	4/24/2011	—		—	—	—
	4,500	—		—	8.82	1/29/2012	—		—	—	—
	3,000	—		—	4.70	1/28/2013	—		—	—	—
	20,000	—		—	6.66	2/3/2014	—		—	—	—
A. W. Nelson	—	—		—	—	—	450	(3)	1,094	—	—
	—	—		—	—	—	10,833	(3)	26,324	—	—
	—	—		—	—	—	20,000	(4)	48,600	—	—

(1)	Excludes shares of Class A Common Stock with a fair market value of $65,667 which will be deemed awarded, earned and vested for accounting purposes on December 31, 2011 in accordance with the terms of Mr. Bowman’s employment agreement.

(2)	Remaining shares will become exercisable on May 6, 2011.

(3)	Remaining shares vest on December 31, 2011.

(4)	Remaining shares vest in equal installments on December 31, 2011 and December 31, 2012.

(5)	Remaining shares vested on January 1, 2011.

(6)	Based on the per share closing price of the Company’s Class A Common Stock on the NYSE on December 31, 2010 of $2.43.

Option Exercises and Stock Vested

The following table provides information concerning stock awards vested during the most recent fiscal year with respect to the named executive officers.

	Option Awards(1)		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

J. T. Bowman	—	—	122,945	$298,757
W. B. Swain	—	—	52,533	127,655
I. V. Muress	—	—	59,289	144,072
D. A. Isaac	—	—	78,000	189,540
A. W. Nelson	—	—	51,533	125,225

(1)	None of the named executive officers exercised stock options in 2010.

Pension Benefits at December 31, 2010

The Company maintains a non-contributory Retirement Plan (the “Retirement Plan”) for the benefit of substantially all of the U.S. employees of the Company who were employed on or before December 31, 2002. The Retirement Plan provides for annual retirement benefits at a normal retirement age of 65 (the “Normal Retirement Age”) equal to 2% of the participant’s total compensation (as defined in the Retirement Plan) for all credited years of service under the Plan. The benefits are not affected by Social Security benefits payable to the participant; however, they are actuarially reduced for retirements before the Normal Retirement Age or if the retiree selects benefits other than an individual life-time annuity. Credited years of service under the Retirement Plan for Mr. Swain is 10 years. Of our named executive officers, only Mr. Swain participates in the Retirement Plan. Effective December 31, 2002, accruals under the Retirement Plan were frozen. In place of the accruals under the now frozen Retirement Plan, the Company may make a discretionary contribution to the Company’s Defined Contribution Plan (the “Defined Contribution Plan”) for eligible employees based on years of service, compensation and the Company’s financial results. The following table provides information concerning the pension benefits at December 31, 2010 with respect to the named executive officers.

Present
		Number of	Value of	Payments
		Years of	Accumulated	During Last
		Credited	Benefits	Fiscal Year
Name	Plan Name	Service (#)	($)	($)

J. T. Bowman		—	$—	$—
W. B. Swain	Crawford & Company Retirement Plan	10	125,493	—
I. V. Muress		—	—	—
D. A. Isaac		—	—	—
A. W. Nelson		—	—	—

Nonqualified Deferred Compensation

The Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain executive officers to provide benefits that would otherwise be payable under the Retirement Plan and/or Defined Contribution Plan but for limitations placed on covered compensation and benefits thereunder pursuant to the Internal Revenue Code. Effective December 31, 2002, accruals under the SERP were also frozen as to the Retirement Plan. The SERP was amended to allow the Company, if it elects to make a discretionary contribution to the Defined Contribution Plan for eligible employees, to also make an additional SERP service contribution to the

Deferred Compensation Plan for participants in the SERP. The following table provides information concerning the nonqualified deferred compensation with respect to the named executive officers.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)	($)	($)(3)

J. T. Bowman	$—	$75,000	$7,251	—	$193,186
W. B. Swain	25,421	7,703	11,449	—	205,692
I. V. Muress	—	—	—	—	—
D. A. Isaac	—	—	—	—	—
A. W. Nelson	—	5,166	1,139	—	23,384

(1)	These amounts were also included in “Salary” for 2010 in the Summary Compensation Table.

(2)	These amounts were also reported in “All Other Compensation” for 2010 in the Summary Compensation Table.

(3)	Of these balances, the following amounts were previously reported as compensation in summary compensation tables in previous years’ proxy statements: Mr. Bowman — $102,650, Mr. Swain — $149,799 and Mr. Nelson - $14,364. This information is provided to clarify the extent to which these balances represent previously reported compensation (rather than additional, currently earned compensation).

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has entered into various agreements with certain of the named executive officers that contain provisions regarding employment and change-in-control, as described below:

J. T. Bowman: On August 7, 2009, the Company entered into an employment agreement with Mr. Bowman outlining his employment terms. The term of the employment agreement ends on August 6, 2011, subject to automatic two-year extensions, unless earlier terminated or not extended by either party. Mr. Bowman’s employment agreement specifies a six month prior written notice of termination, and neither Mr. Bowman nor the Company elected to exercise that right prior to February 7, 2011, thus Mr. Bowman’s contract will, on August 7, 2011, automatically extend for a two-year period, and will terminate on August 7, 2013 (unless further extended).

Under the employment agreement, Mr. Bowman is entitled to an annual salary of $730,000 (subject to annual review and increase by the Compensation Committee) and is eligible to receive an annual cash bonus based upon the achievement of performance objectives established by the Compensation Committee. Mr. Bowman is also eligible to receive long-term incentive awards as determined by the Compensation Committee. In addition, the Company agreed to grant Mr. Bowman restricted stock awards under the Executive Stock Bonus Plan with a fair market value equal to approximately $65,667 on each of December 31, 2009, 2010 and 2011, provided that, in order to receive such awards, Mr. Bowman must remain in the employ of the Company on each such date.

The employment agreement generally permits Mr. Bowman to participate in all employee benefit arrangements available to members of management of the Company. Further, under the employment agreement, Mr. Bowman is entitled to receive a monthly car allowance, and will also receive payment of premiums on a term life insurance policy with a face amount of not less than $2 million (or such lesser amount that can be purchased for the standard rate cost of a $2 million policy). Per the terms of the agreement, the Company made a discretionary contribution equal to $33,000 to Mr. Bowman’s account under the Deferred Compensation Plan. Beginning on January 1, 2010, and each year thereafter that Mr. Bowman remains employed by the Company on January 1 of such calendar year, the Company will make a contribution to Mr. Bowman’s account under the Company’s Deferred Compensation Plan that is equal to (i) the greater of (a) $75,000 or (b) 3.5% of Mr. Bowman’s cash compensation plus 2.5% of Mr. Bowman’s excess compensation (each as defined in the Deferred Compensation Plan) for such year, reduced by (ii) the lesser of the Company’s matching contributions to the Company’s 401(k) plan or the limit on elective deferrals under the Internal Revenue Code.

Under the employment agreement, if Mr. Bowman resigns for “good reason,” or if the Company terminates his employment without “cause” or if Mr. Bowman’s employment terminates for any reason (other than for cause or due to his death or disability) within one year following a “change in control,” subject to Mr. Bowman signing a restrictive covenants agreement and release, Mr. Bowman will be entitled to the following: (i) payment of accrued compensation and benefits; (ii) an amount equal to two times his base salary at termination, (iii) a pro-rata portion of his annual bonus and incentives based on actual performance, (iv) reimbursement for group health plan costs for 18 months following termination of employment, or until Mr. Bowman becomes eligible for other group health benefits; and (v) immediate vesting of all outstanding stock options (which will remain exercisable for 90 days from the termination date).

In the event any payments made to Mr. Bowman would be subject to the excise tax imposed on “parachute” payments by the Internal Revenue Code, the Company will reduce the payments to Mr. Bowman so that no portion of the payments would be subject to the excise tax, but only if such a reduction would result in Mr. Bowman receiving a greater amount after taxes. Pursuant to the employment agreement, Mr. Bowman has agreed to certain covenants which impose restrictions on the solicitation of employees and customers, protect certain confidential information of the Company, and require cooperation in litigation, as well as to certain other covenants, for specified periods after the termination of employment.

In connection with Mr. Bowman being named CEO, the Committee also granted to Mr. Bowman a stock option to purchase 250,000 shares of the Company’s Class A Common Stock, which vests at a rate of 33 1/3% per year, beginning on May 6, 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table provides certain information about amounts potentially payable to Mr. Bowman in the event of his termination or upon a change in control of the Company and assumes such event occurred on December 31, 2010.

Payments and	Termination Upon		Termination		Termination
Benefits upon	Change in		Without		for Good								All Other
Termination	Control(5)		Cause(5)		Reason(4)		Retirement		Death		Disability		Terminations

Compensation:
Base Salary	$1,460,000		$1,460,000		$1,460,000		$—		$365,000		$365,000		—
Stock Awards(7)	215,932	(1)(2)(3)(4)	125,966	(3)(4)	215,932	(1)(2)(3)	215,932	(1)(3)	215,932	(1)(3)	215,932	(1)(3)
Benefits and Perquisites:
Life Insurance	—		—		—		—		2,000,000		—		—
Disability Benefits	—		—		—		—		—			(6)	—

Total	$1,675,932		$1,585,966		$1,675,932		$215,932		$2,580,932		$580,932	(6)	—

(1)	Unvested, earned performance share unit awards will fully vest.

(2)	Unearned performance share unit awards will be deemed earned on a pro-rata basis.

(3)	Unvested restricted stock awards will fully vest.

(4)	Unvested stock options will fully vest.

(5)	Prior to the compensation amounts being paid and awards vesting, the Company and Mr. Bowman must agree to mutually acceptable terms of confidentiality, non-solicitation and cooperation, as well as other reasonable and customary terms of a severance agreement. Mr. Bowman would also be entitled to a prorated portion of any bonuses or incentives, based on actual performance, for the performance period during which the termination occurs. If Mr. Bowman timely elects continued medical coverage under COBRA, he and his covered dependents are entitled to reimbursement for group health plan costs for 18 months following termination of employment, or until Mr. Bowman becomes eligible for other group health benefits.

(6)	Mr. Bowman would also be entitled to disability payments totaling $11,500 per month, payable though age 65.

(7)	Based on the December 31, 2010 closing price of $2.43 per share for Class A Common Stock; assumes out-of-the-money options are not exercised.

W. B. Swain: On October 6, 2006, the Company issued a letter agreement outlining employment terms with Mr. Swain. The letter agreement set Mr. Swain’s initial annual base salary at $290,000, subject to increases from time to time, and indicated his eligibility to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers. Mr. Swain’s base salary is currently $400,000. Mr. Swain’s letter agreement also awarded a restricted stock grant of 6,000 shares of Class A Common Stock under the provisions of the Executive Stock Bonus Plan, which vests at a rate of 20% per year. Currently, 4,800 shares of Class A Common Stock have vested under the terms of that award.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table provides certain information about amounts potentially payable to Mr. Swain in the event of his termination or upon a change in control of the Company and assumes such event occurred on December 31, 2010.

	Termination
Payments and	Upon Change		Termination
Benefits upon	in		Without								All Other
Termination	Control		Cause		Retirement		Death		Disability		Terminations

Compensation:
Stock Awards(5)	$78,569	(1)(2)(3)	$2,916	(3)	$78,569	(1)(3)	$78,569	(1)(3)	$78,569	(1)(3)	—
Benefits and Perquisites:
Life Insurance	—		—		—		600,000		—		—
Disability Benefits	—		—		—		—			(4)	—

Total	$78,569		$2,916		$78,569		$678,569		$78,569		—

(1)	Unvested, earned performance share unit awards will fully vest.

(2)	Unearned performance share unit awards will be deemed earned on a pro-rata basis.

(3)	Unvested restricted stock awards will fully vest.

(4)	Mr. Swain would also be entitled to disability payments totaling $11,500 per month, payable though age 65.

(5)	Based on the December 31, 2010 closing price of $2.43 per share for Class A Common Stock; assumes out-of-the-money options are not exercised.

I. V. Muress: On January 16, 2002, the Company entered into an employment agreement with Mr. Muress outlining his employment terms. The employment agreement set Mr. Muress’ annual base salary at £150,000 per year inclusive of any directors’ fees payable to him, which was subject to increases from time to time. Mr. Muress’ annual base salary is currently £391,834 per year. Based on the 2010 average rate of exchange between the British pound and the U.S. dollar, Mr. Muress’ base salary is equivalent to $601,896. The employment agreement also provides for Mr. Muress’ participation in a U.K. contributory pension plan, as well as other perquisites and participation in certain executive benefit and incentive plans which are generally offered to the Company’s other senior officers. The employment agreement also subjects Mr. Muress to certain confidentiality, solicitation and non-competition restrictions and requirements. The Company may at any time and in its absolute discretion terminate the employment agreement with immediate effect and make a termination payment in lieu of notice. This termination payment will consist solely of Mr. Muress’ base salary (at the rate payable when the notice is given) and will not include any bonus, pension contributions or any other benefits, and will be subject to deductions for income tax and national insurance contributions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table provides certain information about amounts potentially payable to Mr. Muress in the event of his termination or upon a change in control of the Company and assumes such event occurred on December 31, 2010.

	Termination
Payments and	Upon		Termination
Benefits upon	Change in		Without								All Other
Termination	Control(5)		Cause(5)		Retirement		Death		Disability		Terminations

Compensation:
Base Salary	$601,896		$601,896		$—		$—		$—		—
Stock Awards(5)	50,313	(1)(2)(3)(4)	—	(3)(4)	50,313	(1)(3)	50,313	(1)(3)	50,313	(1)(3)	—
Benefits and Perquisites:
Life Insurance	—		—		—		3,039,828		—		—
Disability Benefits	—		—		—		—		664,962		—

Total	$652,209		$601,896		$50,313		$3,090,141		$715,275		—

(1)	Unvested, earned performance share unit awards will fully vest.

(2)	Unearned performance share unit awards will be deemed earned on a pro-rata basis.

(3)	Unvested restricted stock awards will fully vest.

(4)	Unvested stock options will fully vest.

(5)	Based on the December 31, 2010 closing price of $2.43 per share for Class A Common Stock; assumes out-of-the-money options are not exercised.

D. A. Isaac: Effective as of January 1, 2006, the Company entered into an employment agreement with Mr. Isaac. The employment agreement originally provided that it would terminate on December 31, 2010, however the term automatically renews for successive one year periods unless cancelled prior to the end of the then-current period pursuant to its terms. Mr. Isaac’s employment agreement automatically renewed and will terminate on December 31, 2011 (unless further renewed). The employment agreement set Mr. Isaac’s initial annual base salary at $600,000. Mr. Isaac’s current base salary is $700,000.

Pursuant to certain negotiated terms, the employment agreement provides for annual incentive compensation based on growth in GCG’s pretax income. Pursuant to the agreement, Mr. Isaac is entitled to a minimum annual incentive payment of $250,000 if GCG’s pretax income grows by at least 10% over the average of the previous 3 years’ pretax income. Mr. Isaac is entitled to an annual incentive payment of $400,000 if GCG’s pretax income grows by at least 15% over the average of the past 3 years’ pretax income. Mr. Isaac is entitled to a maximum annual incentive payment of $600,000 if GCG’s pretax income grows by at least 20% over the average of the previous 3 years’ pretax income.

The employment agreement also provided for a restricted stock grant of 25,000 shares of the Company’s Class A Common Stock under the Executive Stock Bonus Plan, which grant vested as of January 1, 2007. The employment agreement further provided for a performance share unit grant of up to 312,000 units under the Executive Stock Bonus Plan, with any earned portion of the award payable in shares of the Company’s Class A Common Stock. Mr. Isaac was awarded 250,000 performance share units in 2006 and was awarded 62,000 performance share units in 2007.

Based on applicable performance goals negotiated with Mr. Isaac at the time of entry into his employment agreement, Mr. Isaac was eligible to earn up to 312,000 additional performance share units based on certain performance metrics. Based on actual performance, Mr. Isaac earned all 312,000 performance share units.

Mr. Isaac earned 234,000 of these performance share units based on GCG pre-tax income growth for the 2006-2008 period. As allowed by the employment agreement, in 2009 Mr. Isaac elected a distribution of 150,000 shares of the 234,000 shares earned in the 2006-period. The remaining 84,000 of earned but undistributed shares will be distributed to Mr. Isaac in 2011. Mr. Isaac earned the balance of the 78,000 unearned performance share units based on GCG pre-tax income growth for the period beginning on January 1, 2006 and ending on

December 31, 2010. He received a distribution of 162,000 shares in 2011, representing the balance of the award earned.

Mr. Isaac’s employment agreement also provides for annual commission payments of 3% of GCG’s gross fee revenues, and that he is eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers.

Mr. Isaac’s employment agreement provides for (i) continued payment of his base salary for a period of 6 months following his death or disability, (ii) continued payment of the commission amounts on revenue derived from qualifying business initiated prior to his death or disability for a period of 2 years following his death or disability, and (iii) payment of a pro rata portion of his annual incentive compensation and performance share units through the date of his termination of employment due to death or disability. The employment agreement provides that in the event that Mr. Isaac’s employment with the Company is terminated either by Mr. Isaac for “good reason” or by the Company without cause, and such termination is not within 3 months prior to or 12 months after a “change in control,” the Company will (i) continue payment of Mr. Isaac’s base salary for a period of 12 months following his termination, continue payment of the commission amounts on revenue derived from qualifying business initiated prior to Mr. Isaac’s termination for a period of 12 months following Mr. Isaac’s termination, and payment of a pro rata portion of Mr. Isaac’s performance share units through the date of his termination of employment. Additionally, the Company will provide continuation of eligible medical benefits, for a period of 12 months, under COBRA. The employment agreement also provides that in the event that Mr. Isaac’s employment with the Company is terminated either by Mr. Isaac for “good reason” or by the Company without cause, and such termination is within 3 months prior to or 12 months after a “change in control,” the Company will (i) continue payment of Mr. Isaac’s base salary for a period of 18 months following his termination, continue payment of the commission amounts on revenue derived from business initiated prior to Mr. Isaac’s termination for a period of 18 months following Mr. Isaac’s termination, and payment of a pro rata portion of Mr. Isaac’s performance share units through the date of his termination of employment. Additionally, the Company will provide continuation of eligible medical benefits, for a period of 18 months, under COBRA.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table provides certain information about amounts potentially payable to Mr. Isaac in the event of his termination or upon a change in control of the Company and assumes such event occurred on December 31, 2010.

Payments and	Termination		Termination		Termination
Benefits upon	Upon Change in		Without		for Good						All Other
Termination	Control(1)		Cause(1)		Reason(1)		Death(1)		Disability(1)		Terminations

Compensation:
Base Salary	$1,050,000		$700,000		$700,000		$350,000		$350,000		—
Incentives	—		—		—		—		—		—
Commissions		(2)		(3)		(3)		(4)		(4)	—
Stock Awards(7)	—		—		—		—		—		—
Benefits and Perquisites:
Life Insurance	—		—		—		1,500,000		—		—
Disability Benefits	—		—		—		—			(5)	—
Tax Gross-up		(6)		(6)		(6)		(6)		(6)		(6)

Total	$1,050,000		$700,000		$700,000		$1,850,000		$350,000		—

(1)	Mr. Isaac’s compensation amounts are subject to a claw-back provision in the event he violates the terms of the non-competition, non-disclosure or non-disparagement provisions of his employment agreement.

(2)	Mr. Isaac’s commission payments continue for a period of 18 months following terminations related to a change in control.

(3)	Mr. Isaac’s commission payments continue for a period of 1 year following terminations either without “cause” or for “good reason.”

(4)	Mr. Isaac’s commission payments continue for a period of 2 years following terminations related to death or disability.

(5)	Mr. Isaac would also be entitled to short-term disability payments of $31,500 per month for 6 months, followed by long-term disability payments of $15,000 per month, payable though age 65.

(6)	Termination payments are limited to the maximum amount payable without triggering excise tax obligations under section 280G of the Internal Revenue Code.

(7)	Based on the December 31, 2010 closing price of $2.43 per share for Class A Common Stock; assumes out-of-the-money options are not exercised.

A. W. Nelson: On September 20, 2005, the Company issued a letter agreement outlining employment terms with Mr. Nelson. The letter agreement set Mr. Nelson’s initial annual base salary at $250,000, which was subject to increase from time to time; Mr. Nelson’s annual base salary is currently $425,000. The letter agreement provided for a grant of 5,000 shares of restricted stock of the Company’s Class A Common Stock under the Company’s Executive Stock Bonus Plan, vesting at a rate of 20% per year, beginning on the first anniversary of the grant. Currently, all 5,000 shares of the grant have vested. Mr. Nelson’s letter agreement also provides that he will be eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers. On November 22, 2005, the Company entered into a Change of Control and Severance Agreement with Mr. Nelson. The agreement provides that in the event Mr. Nelson’s employment with the Company is terminated due to the Company being bought or sold such that there is a change in control, or if Mr. Nelson’s employment is terminated other than for cause, the Company agrees to provide one (1) year of Mr. Nelson’s then current base salary. Additionally, all stock options granted to Mr. Nelson will immediately vest and become exercisable for a ninety (90) day period following the date of termination. The agreement also provides that, prior to the severance amounts being paid and options vesting, the Company and Mr. Nelson agree to mutually acceptable terms of confidentiality, non-solicitation, cooperation and other reasonable and customary terms of a severance agreement at the time of his termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table provides certain information about amounts potentially payable to Mr. Nelson in the event of his termination or upon a change in control of the Company and assumes such event occurred on December 31, 2010.

	Termination
	Upon
Payments and	Change		Termination
Benefits upon	in		Without						All Other
Termination	Control(7)		Cause(7)		Death		Disability		Terminations

Compensation:
Base Salary	$425,000		$425,000		$—		$—		—
Stock Awards(6)	76,018	(1)(2)(3)(4)	—	(4)	76,018	(1)(3)	76,018	(1)(3)	—
Benefits and Perquisites:
Life Insurance	—				150,000		—		—
Disability Benefits	—		—		—			(5)	—

Total	$501,018		$425,000		$226,018		$76,018		—

(1)	Unvested, earned performance share unit awards will fully vest.

(2)	Unearned performance share unit awards will be deemed earned on a pro-rata basis.

(3)	Unvested restricted stock awards will fully vest.

(4)	Unvested stock options will fully vest.

(5)	Mr. Nelson would also be entitled to disability payments totaling $11,500 per month, payable though age 65.

(6)	Based on the December 31, 2010 closing price of $2.43 per share for Class A Common Stock; assumes out-of-the-money options are not exercised.

(7)	Prior to the compensation amounts being paid and awards vesting, the Company and Mr. Nelson must agree to mutually acceptable terms of confidentiality, non-solicitation and cooperation, as well as other reasonable and customary terms of a severance agreement.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Company’s executive compensation programs are administered by the Compensation Committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

E. JENNER WOOD, III, CHAIRMAN
CHARLES H. OGBURN
JAMES D. EDWARDS
HARSHA V. AGADI

STOCK OWNERSHIP INFORMATION

Security Ownership of Management

The following table sets forth information, as of March 1, 2011, as to shares of Class A and Class B Common Stock beneficially owned by each current director or nominee for election as a director, each of the named executive officers, and all current directors and executive officers as a group. As of March 1, 2011, there were 28,782,546 shares of Class A Common Stock and 24,697,172 shares of Class B Common Stock outstanding.

			Percent of
	Amount and Nature of		Total Shares
	Beneficial Ownership(1)		Outstanding(2)
Name	Class A	Class B	Class A	Class B

Harsha V. Agadi	47,782	—	—	—
P. George Benson(3)	65,793	—	—	—
Jeffrey T. Bowman(4)	628,437	—	2.2%	—
Jesse C. Crawford(5)	12,135,846	12,835,881	42.2	52.0%
James D. Edwards(6)	68,793	2,000	—	—
Russel L. Honoré	29,793	—	—	—
Joia M. Johnson	10,169	—	—	—
Charles H. Ogburn(7)	130,420	—	—	—
Clarence H. Ridley(8)	71,793	7,000	—	—
E. Jenner Wood, III(3)(9)	66,543	—	—	—
W. Bruce Swain(10)	147,041	—	—	—
Ian V. Muress(11)	110,422	—	—	—
David A. Isaac(12)	230,149	2,038	—	—
Allen W. Nelson	109,349	—	—	—
All Directors and Executive Officers as a Group (23 persons)(13)	14,390,574	12,849,512	50.0	52.0

(1)	Except as otherwise indicated in the following footnotes, the persons possessed sole voting and dispositive power with respect to all shares set forth opposite their names.

(2)	Except where a percentage is specified, the person’s ownership represents less than 1% of the outstanding shares. Shares not outstanding which are subject to options exercisable within sixty (60) days by a named individual or persons in the group are deemed to be outstanding for the purposes of computing percentage ownership of outstanding shares owned by such individual or the group.

(3)	Includes 36,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 1, 2011.

(4)	Includes 359,366 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 1, 2011.

(5)	Includes 30,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 1, 2011. The shares of Class A Common Stock shown as beneficially owned by Jesse C. Crawford include 53,691 shares held in trust for his son over which he has sole voting and shared dispositive power, 379,921 shares held by Crawford Partners L.P. over which he shares voting and dispositive power, 7,392,091 shares held in the Estate of Virginia C. Crawford over which he has sole voting power and shared dispositive power and 3,524,409 shares held in four Grantor Retained Annuity Trusts over which his spouse has sole voting and dispositive power. See Note (2) to the table set forth under “Security Ownership of Certain Beneficial Owners” below with respect to the Class B Common Stock.

(6)	Includes 39,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 1, 2011.

(7)	The shares shown as beneficially owned by Mr. Ogburn include 8,000 shares of Class A Common Stock held in an account in his spouse’s name over which he shares voting and dispositive power.

(8)	Includes 42,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 1, 2011.

(9)	Mr. Wood is Chairman, President and Chief Executive Officer of SunTrust Bank Atlanta/Georgia Division. Mr. Wood disclaims beneficial ownership in any shares held by SunTrust Banks, Inc. or any of its subsidiaries, which shares are not reflected in the table. See “Information With Respect to Certain Business Relationships and Related Transactions” and “Security Ownership of Certain Beneficial Owners.”

(10)	Includes 22,500 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 1, 2011.

(11)	Includes 25,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 1, 2011.

(12)	Includes 30,500 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 1, 2011. The shares of Class A Common Stock shown as beneficially owned by David A. Isaac include 37,100 shares held in four trusts for his children over which he has no voting or dispositive power and 1,464 shares over which he shares voting and dispositive power. Mr. Isaac shares voting and dispositive power with respect to the shares of Class B Common Stock shown as beneficially owned.

(13)	Includes 7,835,167 shares of Class A Common Stock and 10,903,119 shares of Class B Common Stock as to which voting or dispositive power is shared and 742,866 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 1, 2011.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning each person (including any “group” as the term is used in Section 13(d)(3) of the Securities Exchange Act) known to the Company to be the “beneficial owner”, as such term is defined by the rules of the SEC, of more than 5% of the outstanding shares of the Company’s Class B Common Stock as of March 1, 2011:

		Percentage of
	Amount and Nature of	Class B Shares
Name and Address	Beneficial Ownership	Outstanding

Jesse C. Crawford	12,835,881(1)(2)	52.0%
Crawford Media Services, Inc. 6 West Druid Hills Drive, N.E. Atlanta, Georgia 30329
Crawford Partners, L.P.	10,466,931(1)	42.4
55 Park Place Atlanta, Georgia 30303
F&C Asset Management plc	1,938,359(3)	7.8
80 George Street Edinburgh EH2 3BU, United Kingdom
SunTrust Banks, Inc.	1,602,188(2)	6.5
c/o SunTrust Bank 55 Park Place Atlanta, Georgia 30303
Linda K. Crawford	1,459,977	5.9
57 N. Green Bay Road Lake Forest, Illinois 60045

(1)	The shares shown as beneficially owned by Jesse C. Crawford include 49,238 shares held in trust for his son over which he has sole voting and shared dispositive power; 10,466,931 shares held by Crawford Partners, L.P. over which he shares voting and dispositive power; and 384,912 shares in a trust over which he shares voting and dispositive power.

(2)	As of December 31, 2010. Based upon a Schedule 13G/A filed with the SEC by SunTrust Banks, Inc. (“SunTrust Bank”) on January 28, 2011. According thereto, the shares are held by certain subsidiaries of SunTrust Bank in various fiduciary and agency capacities. SunTrust Bank has sole voting power with respect to 1,168,038 of such shares. SunTrust Bank has sole dispositive power with respect to 1,217,276 of such shares. SunTrust Bank disclaims any beneficial interest in any such shares. Included in the shares beneficially owned by SunTrust Bank are 384,912 shares held in a trust over which SunTrust Banks and Jesse C. Crawford share voting and dispositive power.

(3)	As of December 31, 2010. Based upon a Schedule 13G filed with the SEC by F&C Asset Management plc (“F&C”) on February 11, 2011. According thereto, F&C has sole voting and dispositive power over all such shares.

INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND
RELATED TRANSACTIONS

For information on the Company’s Related Party Transactions Policy, please refer to the Audit Committee discussion under Standing Committees and Attendance at Board and Committee Meetings.

SunTrust Banks, Inc. held 1,602,188 shares of Class B Common Stock of the Company as of January 28, 2011. See “Stock Ownership Information — Security Ownership of Certain Beneficial Owners.” SunTrust Bank has advised us that it exercises voting authority with respect to shares of Class B Common Stock held in fiduciary and agency capacities. In the ordinary course of its business and on prevailing marketplace terms, SunTrust Bank and its affiliates provide certain financial services to the Company. SunTrust Bank serves as the administrative agent for the Company’s credit facility and participates as a lender in the syndication of that credit facility, for which it receives customary payments of interest, repayments of principal, and fees. The Company’s credit facility was entered into in the ordinary course of SunTrust Bank’s business, and we believe such loans were and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other parties, and such loans do not involve more than the normal risk of collectability or present other unfavorable features. In addition, the Company also maintains a commercial banking relationship with SunTrust Bank, which also serves as trustee for the Crawford & Company Retirement Plan and the Crawford & Company Employee Disability Income Plan. SunTrust Bank also processes checks relating to loss fund accounts, which are used for payment of the Company’s clients’ claims. E. Jenner Wood, III, a director of the Company, is Chairman of the Board, President and Chief Executive Officer of SunTrust Bank Atlanta/Georgia Division.

EQUITY COMPENSATION PLANS

The following table sets forth certain information concerning securities authorized for issuance under equity compensation plans as of December 31, 2010. Only the Company’s Class A Common Stock is authorized for issuance under these plans. All of the Company’s equity compensation plans have been approved by the Company’s shareholders.

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected
	Warrants and Rights	Warrants And Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,655,978(1)	$5.20(2)	7,837,130(3)

(1)	Shares issuable pursuant to the outstanding options under the Company’s stock option plans (1,680,555 shares), the 1996 Employee Stock Purchase Plan, as amended (311,294 shares), and the U.K. ShareSave Scheme (664,129 shares).

(2)	Includes exercise prices for outstanding options under the Company’s stock option plans, the 1996 Employee Stock Purchase Plan, as amended, and the U.K. ShareSave Scheme.

(3)	Represents shares which may be issued under the 1996 Employee Stock Purchase Plan, as amended (787,343 shares), the Executive Stock Bonus Plan (4,665,153 shares), the Non-Employee Director Stock Plan (1,384,634), and the International Employee Stock Purchase Plan (1,000,000). Includes 27,023 shares that were granted and were earned but were not vested or issued at December 31, 2010. Excludes all share grants that were unearned at December 31, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and greater than ten percent (10%) beneficial owners of the Company’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of such equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports are required, the Company believes that, during the year ended December 31, 2010, all of its officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements, except for one late Form 4 filing, due to clerical error, for Mr. Ogburn pertaining to a single transaction involving the purchase of 4,840 shares Class A Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to May 4, 2010, the Nominating/Corporate Governance/Compensation Committee consisted of Mr. J. Hicks Lanier (who did not stand for reelection at the 2010 Annual Meeting) and Messrs. Benson, Honoré and Wood. Beginning on May 4, 2010, the Compensation Committee consisted of Messrs. Wood, Ogburn, Edwards and Agadi (beginning September 7, 2010). None of the foregoing individuals were officers or employees of the Company. None of the members of the Compensation Committee serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee.

SunTrust Banks, Inc. held 1,602,188 shares of Class B Common Stock of the Company as of January 28, 2011. See “Stock Ownership Information — Security Ownership of Certain Beneficial Owners.” SunTrust Bank has advised us that it exercises voting authority with respect to shares of Class B Common Stock held in fiduciary and agency capacities. In the ordinary course of its business and on prevailing marketplace terms, SunTrust Bank and its affiliates provide certain financial services to the Company. SunTrust Bank serves as the administrative agent for the Company’s credit facility and participates as a lender in the syndication of that credit facility, for which it receives customary payments of interest, repayments of principal, and fees. The Company’s credit facility was entered into in the ordinary course of SunTrust Bank’s business, and we believe such loans were and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other parties, and such loans do not involve more than the normal risk of collectability or present other unfavorable features. In addition, the Company also maintains a commercial banking relationship with SunTrust Bank, which also serves as trustee for the Crawford & Company Retirement Plan and the Crawford & Company Employee Disability Income Plan. SunTrust Bank also processes checks relating to loss fund accounts, which are used for payment of the Company’s clients’ claims. E. Jenner Wood, III, a director of the Company, is Chairman of the Board, President and Chief Executive Officer of SunTrust Bank, Central Group.

PROPOSAL 2 — ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934 provide shareholders with the right to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. This advisory stockholder vote is commonly referred to as the “say-on-pay” vote.

Our executive compensation program has been designed to implement certain core compensation principles, including “pay for performance” and alignment of management’s interests with our shareholders’ interests to support long-term value creation. In the course of establishing our 2010 compensation programs and awarding compensation, our management and Compensation Committee determined what it considered appropriate levels and types of performance-based incentives to motivate our named executive officers to achieve short-term and long-term business goals, after reviewing data and analyses regarding the median market compensation and the company’s business expectations for 2010. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareowners’ interests to support long-term value creation. Please read the “Compensation Discussion and Analysis” section, including the accompanying compensation tables and related narrative, of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2010 compensation of our named executive officers.

The say-on-pay vote gives you as a shareholder the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation or our named executive officers and the philosophy, objectives, policies and practices described in this proxy statement. Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:

“RESOLVED, that the shareholders of Crawford & Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any accompanying footnotes and narratives disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company. However, it will provide information to our management and Compensation Committee regarding investor sentiment about our executive compensation philosophy, objectives, policies and practices, which management and the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2011 and beyond.

The Board of Directors unanimously recommends a vote FOR the advisory vote approving executive compensation.

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

The Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934 also require us to provide shareholders the right to vote, on an advisory (nonbinding) basis, on the frequency with which the Company should include an advisory vote on executive compensation, similar to that contained in Proposal 2, at future annual meetings of shareholders. Shareholders may vote for a “say-on-pay” vote to occur every one, every two or every three years, or may abstain from voting.

The Board recommends that a say-on-pay shareholder advisory vote, similar to that contained in Proposal 2, be included in the Company’s proxy statement every two years.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation programs are designed to support, among other things, long-term value creation. At this critical stage for the Company, in light of continued economic uncertainty and its impact on our various business units, we believe an overly significant focus on the production of results in or for any one period could distract management from this value-creating, longer term focus.

In support of this position, our core compensation principles ensure management’s interests are aligned with those of our shareholders and, for that reason, we believe it is appropriate that a significant portion of compensation be “at risk” over a multi-year period. As a result, and to increase focus on longer term results, we grant equity awards with multi-year performance targets and service periods. Additionally, we thoroughly and carefully review and consider any proposed changes to our executive compensation programs prior to implementation in order to maintain consistency in approach and credibility in execution, which are critical to motivate and retain executive officers and other employees. Full and proper implementation and execution, and evidence thereof, is often a multi-year process.

Furthermore, we have a long history of shareholder engagement on various governance matters and initiatives, including executive compensation matters, which is a key component of our overall corporate governance. We maintain, and expect to continue to maintain, appropriate lines of communication with shareholders outside of the formal shareholder resolution process, which we believe reduces the need for and value of more frequent formal resolutions. We remain open and accountable to shareholders.

As a result of the foregoing, in order to most appropriately align the evidenced results and evaluation of our executive compensation programs, reduce the potential for management distraction and in light of our history of shareholder accountability, we believe that it is most appropriate, and recommend that the Company’s shareholders vote in support of, an advisory vote on executive compensation every TWO YEARS.

Because this vote is advisory, it will not be binding on the Board or the Company. However, consistent with our record of shareholder engagement, we expect the Board to give due consideration to the preference selected by a majority of shareholders when making a determination as to the frequency with which the Company will hold an advisory vote on the frequency of the advisory vote on executive compensation.

The Board of Directors unanimously recommends a vote for “TWO YEARS” on the advisory vote on the frequency of the advisory vote on executive compensation.

PROPOSAL 4 — RATIFICATION OF INDEPENDENT AUDITOR

Ernst & Young LLP has been selected by the Audit Committee of the Board of Directors to serve as independent auditor for the Company for the fiscal year 2011. Ernst & Young also served as the independent auditor of the Company for the Company’s 2008, 2009 and 2010 fiscal years. Although the selection and appointment of an independent auditor is not required to be submitted to a vote of shareholders, the Board of Directors has decided, as in the past, to ask the Company’s shareholders to ratify this appointment. Despite the selection of Ernst & Young LLP as the Company’s independent auditor and the ratification by the shareholders of that selection, the Audit Committee has the power at any time to select another auditor for 2011, without further shareholder action. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement, if he or she desires, and to respond to appropriate questions. In addition, a report of the Audit Committee in connection with the independence of the auditor, as well as other matters, follows the Board’s recommendation on this matter below.

Fees Paid to Ernst & Young LLP

In addition to performing the audit of the Company’s consolidated financial statements, Ernst & Young LLP provides some other permitted services to the Company and its foreign and domestic subsidiaries. Ernst & Young LLP has advised the Company that it has billed or will bill the Company the below indicated amounts for the following categories of services for the years ended December 31, 2010 and 2009:

	2010	2009

Audit fees(1)	$2,501,247	$2,382,560
Audit related fees(2)	304,142	330,324
Tax fees(3)	499,374	522,898
All other fees	—	—

Total	$3,304,763	$3,235,782

(1)	Audit fees include the annual financial statement audit, the audit of internal control over financial reporting, and statutory audits required internationally.

(2)	Audit related fees include: SAS 70 reports, accounting consultations, and attest services related to acquisitions.

(3)	Tax fees consist principally of professional services rendered by Ernst & Young LLP for tax compliance and tax planning and advice.

The Audit Committee reviews and pre-approves in addition to all audit services, all non-audit services to be provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services to the Audit Committee on which advance approval is requested. The Audit Committee reviews these requests and votes by resolution its approval or rejection of such non-audit services after due deliberation.

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent auditor for 2011.

AUDIT COMMITTEE REPORT

In fulfilling its responsibilities to review the Company’s financial reporting process, the Audit Committee has reviewed and discussed with the Company’s management and the independent auditor the audited financial statements to be contained in the Annual Report on Form 10-K, for the fiscal year ended December 31, 2010. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committee, as amended. In addition, the Audit Committee has discussed with the independent auditor the auditor’s independence from the Company and its management, including the matters in the written disclosure required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In determining the independence of the auditor, the Audit Committee has considered, among other matters, whether the provision of services, other than those related to the audit of the Company’s annual financial statements, is compatible with maintaining the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee further discussed those items contained in NYSE Listing Rules Section 303(A)(6) and otherwise complied with the obligations stated therein. The Audit Committee held five meetings during fiscal year 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

JAMES D. EDWARDS, CHAIRMAN
CHARLES H. OGBURN
E. JENNER WOOD, III

SHAREHOLDER PROPOSALS

Any shareholder proposal to be presented at the 2012 Annual Meeting of Shareholders must be received by the Company no later than November 26, 2011 for inclusion in the proxy statement for that meeting in accordance with Rule 14a-8 under the Exchange Act. Pursuant to Rule 14a-4 under the Exchange Act, the Board of Directors may exercise discretionary voting authority at the 2012 Annual Meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to have included in the Company’s proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal prior to November 26, 2011 and the shareholder satisfies the other requirements of Rule 14a-4(c).

OTHER MATTERS

The Board of Directors knows of no other matters other than those as described herein to be brought before the Annual Meeting. If any other matters come before the Annual Meeting, however, the persons named in the Proxy will vote such Proxy in accordance with their judgment on such matters.

March 25, 2011

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. ? INTERNET — www.eproxy.com/crd Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 4, 2011. ? PHONE — 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 4, 2011. ? MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1, 2, and 4 and for “Two Years” on Item 3. 1. Proposal to elect the nine (9) nominees listed below as Directors (except as indicated to the contrary below). 01?H. V. Agadi 04?J. C. Crawford 07?J. M. Johnson ? Vote FOR ? Vote WITHHELD 02?P. G. Benson 05?J. D. Edwards 08?C. H. Ogburn all nominees from all nominees 03?J. T. Bowman 06?R. L. Honoré 09?E. J Wood, III (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers. ? For ? Against ? Abstain 3. Proposal to vote, on an advisory basis, on the frequency of the advisory vote on executive compensation. ? One Year ? Two Years ? Three Years ? Abstain 4. Proposal to ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the 2011 fiscal year. ? For ? Against ? Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2, AND 4 AND “TWO YEARS” ON PROPOSAL 3. Address Change? Mark box, sign, and indicate changes below: ? ? Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CRAWFORD & COMPANY ANNUAL MEETING OF STOCKHOLDERS May 5, 2011 2:00 p.m. Crawford & Company Worldwide Headquarters 1001 Summit Boulevard Atlanta, Georgia 30319 Crawford & Company 1001 Summit Boulevard Atlanta, Georgia 30319 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 5, 2011. The shares of Class B common stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, 2, and 4 and for “TWO YEARS” on Item 3. By signing the proxy, you revoke all prior proxies and appoint J. T. Bowman, W. B. Swain, and A. W. Nelson, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions. 111436